UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDOOR HARVEST CORP
(Name of small business issuer in our charter)

Texas	3590	45-5577364
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

5300A East Freeway Houston, Texas	77020
(Address of principal executive offices)	(Zip Code)

Jennifer Haney
5300A East Freeway
Houston, Texas 77020
(713) 410-7903
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1][2]	Proposed maximum offering price per unit[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee [2]
Common Stock, $0.001 par value per share	2,000,000	$1.00	$2,000,000	$201.40

(1)
The shares of our common stock being registered hereunder are being registered for resale by the selling stockholder, as defined in the accompanying prospectus, pursuant to an equity purchase agreement.

(2)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the expected maximum offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders shall not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED May 11 , 2016

2,000,000 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale, from time to time, of up to 2,000,000 shares of the common stock of Indoor Harvest Corp, a Texas corporation (the “Company”, “Indoor Harvest,” “we,” “us,” and “our”), by Kodiak Capital Group, LLC, whom we refer to in this document as “Kodiak Capital” or the “selling stockholder.” The shares being registered herein are comprised of an aggregate of 2,000,000 shares of common stock that are issuable pursuant to an equity purchase agreement (the “Purchase Agreement”) that we entered into with Kodiak Capital on January 30, 2015.  Kodiak Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Purchase Agreement.

Pursuant to the Purchase Agreement, from the date that the Securities and Exchange Commission has declared the Registration Statement of which this prospectus forms a part effective (the “Effective Date”) until the one-year anniversary thereof, we have the right to sell, from time to time, up to an aggregate of $2,000,000 shares of common stock (the “Put Shares”) to Kodiak. The Company will control the timing and amount of future sales to Kodiak, if any, but we would be unable to sell shares to Kodiak if such purchase would result in Kodiak’s beneficial ownership equaling more than 9.99% of our outstanding common stock. The purchase price (“Purchase Price”) of the Put Shares will be equal to 80% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase (the “Valuation Period”).  However, there is a minimum Purchase Price for the Put Shares of $.50 per share.  If during the Valuation Period, the Purchase Price falls below $0.50, the Investor may elect to purchase all, or any portion thereof, of the Put Shares for $0.50.

Because the actual date and Purchase Price for the Company’s put right under the Purchase Agreement is unknown, the actual purchase price for the shares is unknown and there is no maximum amount of our shares that may be issued by the Company pursuant to the Purchase Agreement. Accordingly, we caution readers that, although we are registering 2,000,000 shares, the number of shares actually issued under the Purchase Agreement may be substantially greater than the number registered. Please refer to the section of this prospectus titled “Description of Purchase Agreement” for a more complete discussion of the Purchase Agreement and the terms by which we may issue additional shares of our common stock. Please refer to the section of this prospectus titled “Selling Stockholders” for additional information regarding the selling stockholder.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We expect that we will need approximately $430,800 in order to fund our estimated minimum day-to-day operational costs to continue as a going concern for the next twelve months from the date of this prospectus. We intend to raise capital to fund our operations through sale of our common stock to Kodiak Capital under the Purchase Agreement and through other private placements of our common stock.

We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the selling stockholder. We will, however, receive proceeds from the sale, if any, of securities to the selling stockholder pursuant to our exercise of the put right under the Purchase Agreement.

The selling stockholder may sell common stock from time to time in the principal market on which the stock will be traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. Any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it is not a broker-dealer, is not an affiliate of a broker dealer, and does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. We have paid and will pay the expenses incurred in registering the Put Shares, including legal and accounting fees.
Our common stock is currently quoted on the OTCQB market under the symbol “INQD.” On May 6, 2016, the last quoted sale price of our common stock as reported on the OTCQB was $0.65 per share.
Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2016

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We have not authorized the placement agent or any underwriters, brokers or dealers to make an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to “we,” “us,” “our,” and “Indoor Harvest” refer to Indoor Harvest Corp. You should read both this prospectus together with additional information described below under the heading “Where You Can Find More Information.”

Business Overview

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build, engineering, procurement and construction firm for the indoor and vertical farming industry. The company provides production platforms, mechanical systems and complete custom designed build outs for both Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA"), tailored to the specific needs of virtually any cultivar.

CEA is the process of manipulating any agricultural technology to allow the farmer an ability to manipulate a crop's environment to desired conditions. Technologies include greenhouse production, hydroponics, aquaculture, aquaponics and indoor farmings. Controlled variables may include temperature, lighting, humidity, pH and nutrient analysis.

BIA is the process of locating CEA methods on, or in, mixed use buildings to provide synergy with the buildings infrastructure and the agriculture process. Earliest examples of BIA include the use of hydroponics, indoor farmings and aquaponics, where waste heat is captured through the buildings existing heating, ventilation and air conditioning system as well as the combined use of solar, rainwater collection and evaporative systems. Current operating examples include such buildings as Eli Zabar's rooftop greenhouse, The Sun Works Center for Environmental Studies, Gotham Greens, Sky Vegetables, Top Sprouts, Cityscape Farms, Dongtan, Masdar City, AeroFarms, Solar 2, Lufa Farms, BrightFarms, FarmedHere, Green Sense Farms, Green Spirit Farms and Big Box Farms. The term building-integrated agriculture was coined by Dr. Ted Caplow in a paper delivered at the 2007 Passive and Low Energy Cooling Conference in Crete, Greece.

We currently offer a vertical farm racking system with integrated LED lighting. Our vertical farm racking system was designed to be used for both indoor farming and hydroponic layered crop production within a CEA or BIA operation. Our racking system will work with any standard 48" X 96" or 24" X 48" third party flood table or indoor farming system. We also offer patent pending indoor farming fixtures that are compatible with our vertical farm racking system. We offer our vertical farm racking system and indoor farming fixtures for use by both horticulture enthusiasts and commercial operators who seek to utilize vertical farming methods within a controlled indoor environment.

Indoor farmings is the process of growing plants in an air or mist environment without the use of soil or an aggregate medium (known as geoponics). Indoor farming culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as a growing medium and essential minerals to sustain plant growth, indoor farmings is conducted without a growing medium.  Because water is used in indoor farmings to transmit nutrients, it is sometimes considered a type of hydroponics.

The Company generates revenue from vertical farm rack system sales, indoor farming fixture sales and design build construction management services. Our products are designed for the production of indoor farming and hydroponic leafy greens, micro-greens, fruiting plants and herbs. Our fixtures and systems can also be adapted for a variety of other uses such as horticulture research, medicinal plant production, pharmaceutical plant production, plant cloning and hardwood propagation.

In addition to these products, the Company also generates revenue from engineering, procurement and construction management services. Engineering, procurement, and construction management" (EPCM) is a common form of contracting arrangement for very large infrastructure and facility projects. Under an EPCM arrangement, the client would engage the Company to coordinate all design, procurement and construction work to ensure that the whole project is completed as required.

Corporate Information

Indoor Harvest Corp., or the "Company," is a Texas corporation formed on November 23, 2011. Our principal executive office is located at 5300 East Freeway Suite A, Houston, Texas 77020.

The Offering

This prospectus relates to the offer and sale from time to time of up to 2,000,000 shares of our common stock by Kodiak Capital Group LLC (“Kodiak Capital”). The shares being registered herein are comprised of an aggregate of 2,000,000 shares of common stock that are issuable pursuant to an equity purchase agreement (the “Purchase Agreement”) that we entered into with Kodiak Capital on January 30, 2015. Kodiak Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Purchase Agreement.

Pursuant to the Purchase Agreement, from the date that the Securities and Exchange Commission has declared the registration statement of which this prospectus forms a part effective (the “Effective Date”) until the one year anniversary thereof, we have the right to sell, from time to time, up to an aggregate of $2,000,000 shares of common stock to Kodiak Capital. The Company will control the timing and amount of future sales, if any, but we would be unable to sell shares to Kodiak Capital if such purchase would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock. The purchase price of the Put Shares will be equal to 80% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase. If during the Valuation Period, the Purchase Price falls below $0.50, the Investor may elect to purchase all, or any portion thereof, of the Put Shares for $0.50.

Because the actual date and price per share for the Company’s put right under the Purchase Agreement is unknown, the actual purchase price for the shares is unknown and there is no maximum amount of our shares that may be issued by the Company pursuant to the Purchase Agreement. Accordingly, we caution readers that, although we are registering 2,000,000 shares, the number of shares actually issued under the Purchase Agreement may be substantially greater than the number registered. Please refer to the section of this prospectus titled “Description of Purchase Agreement” for a more complete discussion of the Purchase Agreement and the terms by which we may issue additional shares of our common stock. Please refer to the section of this prospectus titled “Selling Stockholders” for additional information regarding the selling stockholder.

As of April 10, 2016, there were 11,958,361 shares of our common stock outstanding, of which 6,450,281 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $2,000,000 and only 2,000,000 shares of our common stock are being offered under this prospectus. If all of the 2,000,000 shares registered under this prospectus were issued and outstanding as of April 10, 2016, such shares would represent 16.72% of the total number of shares of our common stock outstanding and 31% of the total number of outstanding shares held by non-affiliates, in each case as of April 10, 2016.

If we elect to issue and sell more than the 2,000,000 shares offered under this prospectus to Kodiak Capital, which we have the right, but not the obligation, to do, under the Purchase Agreement, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Kodiak Capital is dependent upon the number of shares we sell to them under the Purchase Agreement, which are both dependent on the market price of our common stock.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Kodiak Capital.

Securities Offered

Common stock offered by the selling stockholder:	2,000,000 shares

Common stock outstanding prior to the offering:	11,958,361 shares (1)

Common stock to be outstanding after giving effect to the total issuance of 2,000,000 shares to Kodiak Capital under the Purchase Agreement registered hereunder:	13,958,361 shares (1)

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder in this offering. However, we may receive up to $2,000,000 from sales of shares to Kodiak Capital under the Purchase Agreement. Any proceeds that we receive from sales to Kodiak Capital under the Purchase Agreement, will be used to scale operations and for general corporate purposes. See “Use of Proceeds.”

Risk factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTC Markets (OTCQB) symbol:	INQD

(1)
Based on 11,958,361 shares of common stock outstanding on April 10, 2016 and excludes (i) shares of common stock underlying two convertible notes with an aggregate value of $250,000 issued on March 16, 2016.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Prospectus, including in the documents incorporated by reference into this Prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions and/or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Risk Factors

The shares of our Common Stock being offered for resale by Kodiak are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the common stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any shares of common stock. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.

We have not yet generated significant operational revenues, meaning that we have an evolving and unpredictable business model and the management of growth and we may never generate operating revenues.

We have only generated $89,200 from inception through March 31, 2016.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth due to future advances in technology, methods or processes by our competitors. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our product offering, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

We have generated only minimal revenues from operations, which makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of March 31, 2016 we have generated only minimal revenues. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing we may be unable to implement our business plan and grow our business.

We are a development stage company and are in the process of developing our products and services. Consequently, we have not generated revenues as of the date of this prospectus. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during 2016. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern. The continuation of our business as a going concern is dependent upon the continued financial support from our stockholders.

There is uncertainty regarding our ability to implement our Additional Planned Operational Activities as described below and to grow our business to a greater extent than we can with our existing financial resources, also described below, without additional financing. Other than the Kodiak Agreement, we have no agreements, commitments or understandings to secure additional financing at this time. Our long-term future growth and success is dependent upon our ability to increase revenue from selling our products and services, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to increase revenue from selling our products and services, generate sufficient cash from operations, or borrow additional funds, given that Kodiak is not required to purchase our Stock under certain conditions as set forth in the Kodiak Agreement, sell the shares in this Prospectus or additional shares of common stock. Our inability to obtain additional cash could have a material adverse effect on our ability to fully implement our Additional Planned Operational Activities as described below and grow our business to a greater extent than we can with our existing financial resources, also described below.

Industry Risks

Indoor farming equipment is an emerging yet competitive industry and many of our competitors have greater resources that may enable them to compete more effectively.

We will compete with several domestic and international companies that offer a range of products and services similar to our own or that compete in the same market. Some of our competitors have greater resources than we do, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines, and new, more efficient competitors may enter the market. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

Our targeted indoor farming customer base is diverse and we face a challenge in adequately meeting each group's needs.

Because we will serve multiple types of indoor farming customers from gardening hobbyists to large indoor farming projects, we must work constantly to understand the needs, standards and technical requirements of several different customer groups and must devote significant resources to developing products for their interests. If we do not accurately predict our customers' needs and expectations, we may expend valuable resources in developing products that do not achieve broad acceptance across the markets.

Our success depends on adoption of our product by several communities, including agricultural enthusiasts, commercial growers, and horticultural researchers and if these communities do not adopt our products then our revenue will be severely limited.

The major groups to whom we believe our products will appeal may not embrace our products. Acceptance of our product will depend on several factors, including: cost, ease of use, familiarity of use, convenience, timeliness, strategic partnerships, and reliability. If we fail to adequately meet our customers' needs and expectations, our product offerings may not be competitive and our ability to commence or continue generating revenues could be reduced. We also cannot be sure that our business model will gain wide acceptance among all targeted groups. If the market fails to continue to develop, or develops more slowly than we expect, our ability to commence or continue generating revenues could be reduced.

Competing forms of indoor farming equipment may be more desirable to consumers or may make our products obsolete.

There are currently several different indoor farming equipment technologies being deployed in indoor vertical farming operations such as aquaponics, hydroponics and terraponics. Further development of any of these technologies may lead to advancements in vertical farming techniques that will make our product obsolete. Consumers may prefer alternative technologies and products.  We cannot guarantee that indoor farmingindoor farming using our indoor farmingindoor farming equipment will continue to grow within the industry as a whole. Any developments that contribute to the obsolescence of our indoor farmingindoor farming systems may substantially impact our business reducing our ability to sustain generating revenues.

Most of our design-build contracts may be canceled on short notice, so our revenue and potential profits are not guaranteed.

Most of our contracts are cancelable on short notice by the customer either at its convenience or upon our default. If one of our customers terminates a contract at its convenience, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profit from that contract. If one of our customers terminates the contract due to our default, we could be liable for excess costs incurred by the customer in re-procuring services from another source, as well as other costs. We could experience a reduction in our revenue, profitability and liquidity if our customers cancel a significant number of contracts, we fail to win a significant number of our existing contracts upon re-bid or we complete the required work under a significant number of our non-recurring projects and cannot replace them with similar projects. In addition, we provide services under certain business-to-business agreements. If these agreements are terminated, we would be unable to provide on-going services to those customers.

A significant portion of our projects are accounted for on the percentage-of-completion method, and if actual results vary from the assumptions made in estimating percentage-of-completion, our revenue and income could be reduced.

We generally recognize revenue for a significant portion of our projects using the percentage-of-completion method. Under the percentage-of-completion method, we record revenue as work on the contract progresses. The cumulative amount of revenue recorded on a contract at a specified point in time is equal to that percentage of total revenue that incurred costs to date bear to the estimated total expected contract costs. The percentage-of-completion method therefore relies on accurate estimates of total expected contract costs. Contract revenue and total cost estimates are reviewed and revised periodically as the work progresses. Adjustments are reflected in contract revenue in the fiscal period when such estimates are revised. Estimates are based on management’s reasonable assumptions and experience, but are only estimates. Variation between actual results and estimates on a large project or on a number of smaller projects could be material. We immediately recognize the full amount of the estimated loss on a contract when our estimates indicate such a loss. Any such loss would reduce our revenue and income.

We submit change orders to our customers for work we perform beyond the scope of some of our contracts. If our customers do not approve these change orders, our results of operations could be adversely impacted.

We typically submit change orders under some of our contracts for payment of work performed beyond the initial contractual requirements. The applicable customers may not approve or may contest these change orders and we cannot assure you that these claims will be approved in whole, in part or at all. If these claims are not approved, our net income and results of operations could be adversely impacted.

We may not accurately estimate the costs associated with services provided under fixed-price contracts, which could impair our financial performance.

A percentage of our revenue will be derived from fixed price contracts. Under these contracts, we set the price of our services and assume the risk that the costs associated with our performance may be greater than we anticipated. Our profitability is therefore dependent upon our ability to estimate accurately the costs associated with our services. These costs may be affected by a variety of factors, such as lower than anticipated productivity, conditions at the work sites differing materially from what was anticipated at the time we bid on the contract, and higher than expected costs of materials and labor. Certain agreements or projects could have lower margins than anticipated or losses if actual costs for contracts exceed our estimates, which could reduce our profitability and liquidity.

Failure to properly manage projects may result in costs or claims.

Our engagements often involve relatively large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the customer relationship, to manage effectively the project and to deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. Any defects, errors or failure to meet customers’ expectations could result in claims for substantial damages against us. We currently maintain comprehensive general liability and professional liability insurance policies. We cannot be certain that the insurance coverage we carry to cover such claims will be adequate to protect us from the full impact of such claims. Moreover, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the project will achieve certain performance standards. If the project experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we underestimate the resources or time we need to complete a project with capped or fixed fees, our operating results could be seriously harmed.

We may choose, or be required, to pay our subcontractors even if our customers do not pay or delay paying us for the related services.

We use subcontractors to perform portions of our services and to manage work flow. In some cases, we pay our subcontractors before our customers pay us for the related services. If we choose, or are required, to pay our subcontractors for work performed for customers who fail to pay, or delay paying us for the related work, we could experience a decrease in profitability and liquidity.

Our current or future suppliers and/or component manufacturers could fail to fulfill our orders for our indoor farming system components on a timely basis, which could disrupt our business, increase our costs, and could potentially cause us to lose our market.

We currently depend on three manufacturers in Texas, two in California and one in Florida to produce our indoor farming system components.  We have no written agreement with any of these firms and order from these firms on a purchase order basis only.  These specific suppliers/manufacturers and what they do for us are described in detail in "Business," below.

These suppliers/manufacturers could fail to produce the systems to our specifications or in a workmanlike manner and may not deliver the systems on a timely basis. Our suppliers/manufacturers must also obtain inventories of the necessary parts and tools for production. If our suppliers/manufacturers fail to deliver products when ordered, we may not be able to fulfill customer orders on a timely basis and our reputation could be harmed and revenues reduced.  Any change in manufacturers could disrupt or delay our ability to fulfill orders for our aeroponic systems while we search for alternative supply sources, provide specifications, and test initial production, and our business prospects, results of operations and financial condition could be materially and adversely affected.

Damage claims against our products could reduce our sales and revenues.

If any of our products are found to cause injury or damage, the Company could suffer financial damages. We have not had significant claims for damages or losses from our products to date. The Company does not carry product liability insurance.  Any claims for damages related to the products we sell could damage our reputation and reduce our revenues.

If we are unable to protect our proprietary and technology rights our operations will be adversely affected.

Our success will depend in part on our ability to protect our proprietary rights and technologies.  On August 18, 2015, a U.S. federal trademark registration was granted for Indoor Harvest (Serial Number 85488194). On May 15, 2013 the Company filed a provisional application for patent on a "modular aeroponic system and related methods" (Serial Number 61/823,330) with the USPTO. In order to obtain our patent, the Company will need to convert its provisional application for patent, into a non-provisional application for patent. On May 15, 2014, the Company converted its provisional patent into a non-provisional patent and recorded an expense of $1,730. On September 22, 2015, we received our first office action from the USPTO. We have responded to comments on our patent application and await a response from the USTPO.

We do not currently have a patent, the USPTO will conduct a review our patent application and provide us with comments. We must satisfy all comments before the USPTO will grant us a patent. There is no guarantee that a patent will be granted. While our patent application is under review, we may use the term "patent pending" on all published materials regarding our process applied for patent. We rely on a combination of trademark laws, patent laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights.  However, not all of these measures may apply or may afford only limited protection.  Our failure to adequately protect our proprietary rights may adversely affect our operations.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use trade secrets or other information that we regard as proprietary.  Based on the nature of our business, we may or may not be able to adequately protect our rights through patent, copyright and trademark laws.  Our means of protecting our proprietary rights in the United States or abroad may not be adequate, and competitors may independently develop similar technologies. In addition, litigation may be necessary in the future to:

• Enforce intellectual property rights;
• Protect our trade secrets;
• Determine the validity and scope of the rights of others; or
• Defend against claims of infringement or invalidity.

Any such litigation could result in substantial costs if we are held to have willfully infringed or to expend significant resources to develop non-infringing technology and would divert the attention of management from the implementation of our business strategy.  Furthermore, the outcome of litigation is inherently difficult to predict and we may not prevail in any litigation in which we become involved.

Disruption to our supply chain of parts needed for constructing our products could negatively affect our sales.

The Company has not as yet experienced significant problems in obtaining its parts needed for constructing its products from suppliers. However, there is no guarantee that some of the current suppliers may not be able to continue to provide parts needed for constructing our products from our current suppliers.  We have no written agreements with any of our suppliers and order these parts from different manufacturers on a purchase order basis. If the manufactured parts do not meet quality standard, the parts are not accepted by us. This could cause a shortage of those parts in inventory resulting in back orders and even cancellations of orders. Sales of existing products in inventory may not be sufficient to use all stock on hand before we can obtain replacement parts from other suppliers. This could reduce or eliminate our revenues.

Our indoor farming equipment may in the future be purchased by customers who intend to use our equipment to grow cannabis. If the U.S. Federal government changes its current non-enforcement practices and starts enforcing federal law prohibiting the growth or sale of cannabis regardless of the legality of these activities under state laws, we could lose potential future customers for our indoor farming equipment. Strict enforcement of certain state laws may also cause us to lose potential future customers as well.

Although under the federal Controlled Substances Act, growth, sale and possession of cannabis are illegal, the federal government has not started any broad scale enforcement of this law with respect to cannabis.  If the U.S. Federal government changes its current non-enforcement practices and starts enforcing federal law prohibiting the growth or sale of cannabis, regardless of the legality of these activities under state laws, we could lose potential future customers for our indoor farming equipment A permit is necessary to grow cannabis in most states in which the production and sale of cannabis has been legalized.  If states aggressively pursue enforcement of this provision of state laws in states where a permit is required, we could lose potential future customers intending to use our equipment to grow cannabis as they could fear federal prosecution for growing cannabis with our equipment, reducing our future potential revenue.  However, it is difficult, if not impossible, to forecast the degree of enforcement of these laws now or in the future or the impact these laws would have on our future sales; however strict enforcement of these laws would limit our potential customer base and thus hinder our ability to generate revenues from sales to this potential customer base.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the equipment we intend to sell if such equipment is used by customers who intend to purchase and use our indoor farming equipment to grow cannabis. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our equipment could be used by persons or entities engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, could seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another's criminal activities. The Federal aiding and abetting statute provides that anyone who "commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal." 18 U.S.C. §2(a).  If such an action were brought and we were unsuccessful in a defense, we may be forced to cease operations and our investors could lose their entire investment. Regardless of the outcome, however, the federal government merely bringing such an action would have a material negative effect on our business and operations.

Risks Related to Management and Personnel

We depend heavily on members of senior management, Chad Sykes, CEO, John Choo, President, and John Zimmerman, Vice President, and the loss of any member of senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our founder and CEO Chad Sykes, our President John Choo and our Vice President John Zimmerman. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled employees in addition to our Messers. Sykes, Choo and Zimmerman, as needed, our business could suffer. Loss of Messers. Sykes, Choo and Zimmerman services could significantly deplete our institutional knowledge held by our existing senior management. We depend on the skills and abilities of this key employee in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our Company.

Our founder and CEO Chad Sykes, along with John Choo, President and John Zimmerman, Vice President, are responsible for the operations and reporting of our Company. The requirements of operating as a small public company are new to the management. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be costlier than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has little experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses, or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, we could be subject to the imposition of fines and penalties, and our management would have to divert resources from attending to our business plan.

Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, one of whom is independent, to perform these functions.

We do not have an audit or compensation committee comprised of an independent director. Indeed, we do not have any audit or compensation committee.  The board of directors performs these functions as a whole. One member of the board of directors is an independent director.

Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Risks Related to the Market for our Stock

We have experienced and expect in the future to continue to experience volatility in the price of our Common Stock, which could negatively affect stockholders' investments.

The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies' stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of Common Stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

Our Common Stock is categorized as "penny stock," which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements.

Our Common Stock is categorized as "penny stock." The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share, and is therefore considered "penny stock." This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our Common Stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our Common Stock, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority ("FINRA") sales practice requirements may also limit a stockholder's ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

We may issue additional shares of Common Stock or Preferred Stock in the future, which could cause significant dilution to all stockholders.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of Common Stock, par value $0.001per share and 5,000,000 shares of Series A Preferred stock, par value of $0.01 per share. As of April 10, 2016, we had 11,958,361 shares of Common Stock and 0 shares of Series A Preferred Stock issued and outstanding, we may issue additional shares of Common Stock or preferred stock in the future in connection with a financing or an acquisition. Such issuances may not require the approval of our stockholders. In addition, certain of our outstanding rights to purchase additional shares of our Series A Preferred stock convertible into our Common Stock are subject to full-ratchet anti-dilution protection, which could result in the right to purchase significantly more shares of Common Stock being issued or a reduction in the purchase price for any such shares or both. Any issuance of additional shares of our Common Stock, or equity securities convertible into our Common Stock, including but not limited to, preferred stock will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Common Stock, and may negatively impact the market price of our Common Stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 6,450,281 shares of our common stock held by non-affiliates and 5,508,080 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

There are currently 5,438,951 of our shares currently held by non-affiliates which may be resold without restrictions under Rule 144.  The remaining non-affiliate shares as well as all of the affiliates’ shares are subject to the resale restrictions of Rule 144.  In general, non-affiliates holding restricted securities must hold their shares for a period of at least six months.  In general, affiliates holding restricted securities must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of December 31, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors have no technical knowledge of U.S. GAAP and internal control of financial reporting and rely upon the Company's financial advisors to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not have an audit committee, and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company's advisors to advise the Board on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

Risks Related to Short-Term Financing

Convertible Promissory Notes in the aggregate amount of $272,000 mature on September 22, 2016, and if we do not have sufficient financial resources to repay the Notes when due, our business would suffer.

On March 22, 2016, we became obligated on two promissory notes of $272,500 in aggregate principal amount due on September 22, 2016.  The Company currently does not have sufficient financial resources to repay these notes.  If the Company does not generate or secure sufficient financial resources in the short six-month period from the date of issuance of the notes, the Company would default, the Lenders could take actions to collect the unpaid amounts due and the Company’s business would suffer.

The Conversion Price under the Convertible Promissory Notes may be less than the then-prevailing market price for our common stock.

The Conversion Price under the Convertible Promissory Notes is $.30, and possibly less if there is a default, which may be less than the then-prevailing market price for our common stock.  The Lenders have a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If the Lenders sell the shares, the price of our common stock could decrease. If our stock price decreases, the Lenders may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

Risks Related to our Agreements with Kodiak Capital

The sale of our common stock to Kodiak Capital may cause dilution, and the sale of the shares of common stock acquired by Kodiak Capital, or the perception that such sales may occur, could cause the price of our common stock to fall.

On January 30, 2015, we entered into the Purchase Agreement with Kodiak Capital. Pursuant the Purchase Agreement, Kodiak Capital has committed to purchase up to an aggregate of $2,000,000 of our common stock. The shares that may be sold pursuant to the Purchase Agreement in the future may be sold by us to Kodiak Capital at our discretion from time to time, commencing after the SEC has declared effective the registration statement that includes this prospectus and concluding on the one-year anniversary thereof. The purchase price of the Put Shares will be equal to 80% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase. If during the Valuation Period, the Purchase Price falls below $0.50, the Investor may elect to purchase all, or any portion thereof, of the Put Shares for $0.50. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Kodiak Capital, except that, pursuant to the terms of the Purchase Agreement, we would be unable to sell shares to Kodiak Capital if such purchase would result in its beneficial ownership equaling more than 9.99% of the outstanding common stock. Kodiak Capital may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Kodiak Capital may sell all, some or none of those shares. Therefore, sales to Kodiak Capital by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Kodiak Capital, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Kodiak Capital will pay less than the then-prevailing market price for our common stock for purchases under the Purchase Agreement.

The common stock to be issued to Kodiak Capital pursuant to the Purchase Agreement will be purchased at a 20% discount to the lowest closing bid price of the common stock for the five consecutive trading days immediately following our request for Kodiak Capital to purchase the shares. Kodiak Capital has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak Capital sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak Capital may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds upon the sale of shares by the selling stockholder in this offering. However, we may receive gross proceeds of up to $2,000,000 under the Purchase Agreement, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Kodiak Capital under such agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use the funds and the net proceeds from the sale of shares to Kodiak Capital under the Purchase Agreement to fund the scaling of operations and for general corporate purposes. We will have broad discretion in determining how we will allocate the proceeds from any sales to Kodiak Capital.

Even if we sell $2,000,000 worth of shares of our common stock to Kodiak Capital pursuant to the Purchase Agreement, we may need to obtain additional financing in the future in order to fund our current and future planned operations. We may seek additional capital in the private and/or public equity markets. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that we can consummate such a transaction, or consummate a transaction at favorable pricing.

DIVIDEND POLICY

We have never declared nor paid any cash dividends, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

MARKET FOR COMMON EQUITY AND RELATED MATTERS
Trading History

Our common stock has an Over-The-Counter Market symbol of "INQD" and currently trades on the OTCQB. The following table sets forth, for the quarters indicated, the high and low closing sales prices per share for the Company's common stock as reported on the OTCQB. The Company began trading on the OTCQB on February 27, 2015.

	CLOSING BID PRICE PER SHARE*
	HIGH	LOW

Year ended December 31, 2015
First Quarter (Trading commenced February 27, 2015)	$1.50	$0.98
Second Quarter	$0.51	$0.42
Third Quarter	$0.70	$0.50
Fourth Quarter	$0.45	$0.30

* The quotations do not reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

On April 12, 2016, the closing bid price on the OTC Markets Group, Inc.’s OTCQB tier for our Common Stock was $0.53.

The transfer agent of our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598, (212) 828-8436.

Penny Stock Considerations

Our shares are "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares are subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability are subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144

There are 6,450,281 shares of our common stock held by non-affiliates and 5,508,080 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

There are currently 5,438,951 of our shares currently held by non-affiliates which may be resold without restrictions under Rule 144.  The remaining non-affiliate shares as well as all of the affiliates’ shares are subject to the resale restrictions of Rule 144.  In general, non-affiliates holding restricted securities must hold their shares for a period of at least six months.  In general, affiliates holding restricted securities must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 74 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

Securities Authorized for Issuance under Equity Compensation Plans

On January 21, 2015 we filed a 2015 Stock Incentive Plan on Form S-8 with the SEC. Under the plan we were authorized to issue up to 980,000 shares of common stock to employees and consultants. As of December 31, 2015, we issued 272,600 shares of common stock to 10 individuals who were employees or consultants to the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form 10-K.

Our Management's Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. Although the forward-looking statements in this Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes, and other financial information included in this Form 10-K.

Our Management's Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build, engineering, procurement and construction firm for the indoor and vertical farming industry. The company provides production platforms, mechanical systems and complete custom designed build outs for both Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA"), tailored to the specific needs of virtually any cultivar.

CEA is the process of manipulating any agricultural technology to allow the farmer an ability to manipulate a crop's environment to desired conditions. Technologies include greenhouse production, hydroponics, aquaculture, aquaponics and aeroponics. Controlled variables may include temperature, lighting, humidity, pH and nutrient analysis.

BIA is the process of locating CEA methods on, or in, mixed use buildings to provide synergy with the buildings infrastructure and the agriculture process. Earliest examples of BIA include the use of hydroponics, aeroponics and aquaponics, where waste heat is captured through the buildings existing heating, ventilation and air conditioning system as well as the combined use of solar, rainwater collection and evaporative systems. Current operating examples include such buildings as Eli Zabar's rooftop greenhouse, The Sun Works Center for Environmental Studies, Gotham Greens, Sky Vegetables, Top Sprouts, Cityscape Farms, Dongtan, Masdar City, AeroFarms, Solar 2, Lufa Farms, BrightFarms, FarmedHere, Green Sense Farms, Green Spirit Farms and Big Box Farms. The term building-integrated agriculture was coined by Dr. Ted Caplow in a paper delivered at the 2007 Passive and Low Energy Cooling Conference in Crete, Greece.

We currently offer a vertical farm racking system with integrated LED lighting. Our vertical farm racking system was designed to be used for both aeroponic and hydroponic layered crop production within a CEA or BIA operation. Our racking system will work with any standard 48" X 96" or 24" X 48" third party flood table or aeroponic system. We also offer patent pending aeroponic fixtures that are compatible with our vertical farm racking system. We offer our vertical farm racking system and aeroponic fixtures for use by both horticulture enthusiasts and commercial operators who seek to utilize vertical farming methods within a controlled indoor environment.

Aeroponics is the process of growing plants in an air or mist environment without the use of soil or an aggregate medium (known as geoponics). Aeroponic culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as a growing medium and essential minerals to sustain plant growth, aeroponics is conducted without a growing medium.  Because water is used in aeroponics to transmit nutrients, it is sometimes considered a type of hydroponics.

The Company generates revenue from vertical farm rack system sales, aeroponic fixture sales and design build construction management services. Our products are designed for the production of aeroponic and hydroponic leafy greens, micro-greens, fruiting plants and herbs. Our fixtures and systems can also be adapted for a variety of other uses such as horticulture research, medicinal plant production, pharmaceutical plant production, plant cloning and hardwood propagation.

In addition to these products, the Company also generates revenue from engineering, procurement and construction management services. Engineering, procurement, and construction management" (EPCM) is a common form of contracting arrangement for very large infrastructure and facility projects. Under an EPCM arrangement, the client would engage the Company to coordinate all design, procurement and construction work to ensure that the whole project is completed as required.

We are an "emerging growth company" ("EGC") that is exempt from certain financial disclosure and governance requirements for up to five years as defined in the Jumpstart Our Business Startups Act ("the JOBS Act"), that eases restrictions on the sale of securities; and increases the number of shareholders a company must have before becoming subject to the U.S. Securities and Exchange Commission's (SEC's) reporting and disclosure rules (See "Emerging Growth Companies" section above). We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our operational expenditures are primarily related to developing our line of productions, developing our in-house manufacturing and fabrication facilities and the costs related to being a fully reporting company with the Securities and Exchange Commission.

Current Projects

Late in the third quarter of 2015, the Company began offering its products and services to clients in the indoor farming industry.

Equipment Sales

In October, 2015, we received a $8,110 deposit towards a $16,220 equipment package for a custom designed shallow raft platform for a research project in Michigan.

In November, 2015, we received an order for a $89,200 equipment and installation package for our Low Tide VFRack system for a small owner-operator indoor microgreen farm. Installation was completed in December 2015.

In March, 2016, we received an order for discounted equipment to be used by the Department of Agricultural and Biosystems Engineering department at the University of Arizona. We agreed to provide equipment at cost for this project with $13,637 invoiced to date.

On April 5, 2016, we received an order for a $27,600 equipment package for a custom designed flood and drain and nutrient film technology platform for a research project in Poland.

Design-Build, EPCM Agreements

On October 6, 2015, we entered into a design-build, EPCM, cost plus, original equipment manufacturer ("OEM") agreement, with a specialty building integrated agricultural cultivation facility in Colorado. The design-build agreement is to develop a 2,000 square foot customer specified platform and to provide pricing for OEM services. On October 26, 2015, an earnest money deposit of $5,000 was paid to begin design work. Design work was completed in January 2016 and we are now currently in discussions with the client to move towards prototyping and providing OEM services for all of their facilities.

On October 15, 2015, we entered into a design-build, EPCM, cost plus agreement, to engineer the cultivation and mechanical systems for a 38,000 square foot, building integrated agricultural cannabis production facility in Maryland. On October 21, 2015, an earnest money deposit of $10,000 was paid to begin initial assessments. The project is currently on hold due to delays in the Maryland cannabis licensing process. The client was given an initial estimate assessment of $3.4 million to complete the project prior to signing the design-build, EPCM, cost plus agreement.

On March 8, 2016, we entered into a design-build, EPCM contract for a 7,000 sq. ft. cannabis production facility in Alaska. The contract includes an EPCM agreement for HVAC, LED lighting and facility controls. The contract also includes an equipment schedule to provide 59 HPA units, 3 process skids with an estimated (not to exceed) contract price of $446,220, which included a $35,000 deposit to begin design work. Upon completion of the first phase of design work, additional pricing will be provided to the client for HVAC, LED lighting and facility controls, which are not currently covered in the contract price.

Results of Operations

For the fiscal year ended December 31, 2015 we generated revenue of $89,200 with cost of sales of $64,668 resulting in gross income of $24,532. We did not generate any revenue as of December 31, 2014.

For the fiscal year ended December 31, 2015 and December 31, 2014, we incurred $1,279,597 and $443,541, respectively, in operating expenses. The increase in our operating expenses are due to increases in costs related to additional payroll costs, building lease, increased operational activities and professional expenses related to being a publicly traded Company.

Our expenses related to research and development for the fiscal year ended December 31, 2015 and December 31, 2014 were $20,518 and $36,080, respectively. The decrease in research and development expenses was due to decreased costs associated with our collaborative R&D partnerships, in which we share some costs associated with R&D with our partners.

As of December 31, 2015 we had total liabilities of $110,147, while at December 31, 2014, we had total liabilities of $21,245. The increase was the result of accrued payroll expenses from hiring new employees, accounts payable and accrued expenses, billings in excess of costs and estimated earnings, and deferred rent on our building lease.

Deferred rent payable at December 31, 2015 was $9,778. Deferred rent payable is the sum of the difference between the monthly rent payment and the straight-line monthly rent expense of an operating lease that contains escalated payments in future periods.

Liquidity and Capital Resources

As of December 31, 2015, we had $168,804 in total current assets. We had current liabilities of $76,885 as of December 31, 2015. Accordingly, we had a working capital of $91,919 as of December 31, 2015.

Operating activities used $704,230 in cash for the year ended December 31, 2015, as compared with $411,335 used for the year ended December 31, 2014. Our negative operating cash flow for the year ended July 31, 2015 was mainly a result of our net loss for the period, offset by the effects of depreciation, loss on the sale of the asset, stock issued for services, increase in accounts receivable, inventory and prepaid expense, the increase in accounts payable and accrued liabilities and decrease in costs and estimated earnings in excess of billings for the ongoing projects, decrease in accrued compensation and a decrease in deferred rent.

Investing activities for the year ended December 31, 2015 used $67,795 in cash, as compared with using $163,763 for the year ended December 31, 2014.

Financing activities for the year ended December 31, 2015 generated $461,262 in cash, as compared with $864,750 for the year ended December 31, 2014. Proceeds from financing activities consisted primarily of proceeds from issuance of common stock for cash.

Cash Requirements: Current Operational Activities

Our estimated minimum day-to-day operational costs, exclusive of those costs in our Plan of Operations for the next 12 months, as set forth above, are estimated to be approximately $430,800 to maintain current operational activities during the next 12 months. Our minimal annual operating expenses includes $352,000 in payroll expenses, our lease agreement for our 10,000 sq. ft. facility of $55,200 per year, our estimated annual utility expenses of $10,800 and $12,800 in miscellaneous operating expenses. In addition, we will have $75,000 in costs related to maintaining our publicly traded status over the next 12 months.

Cash Requirements: Additional Planned Operational Activities

During the next 12 months, we anticipate engaging in the additional planned operational activities set forth in the table below, although we may vary our plans depending upon operational conditions and available funding.  We have reduced our previous capital expenditure plans from $5,000,000 to $2,500,000 due to unfavorable market conditions.
Event	Actions	Estimated Time	Estimated Cost
Operational Expansion	Expand Team, Marketing and Engineering	Q2 2016- Q4 2016	$1,000,000
CLARA Phase I	Build CLARA Vertical Farm Campus	Q2 2016- Q4 2016	$1,500,000

Existing Cash and Operational Cash Flow

As of April 12, 2016, we had $262,285 in cash and $14,023 in available credit facilities.

We are actively engaged in a number of current projects which are generating cash flow. We have established a strong B2B infrastructure that has led to over a dozen potential project referrals along with direct inquiries for facility build outs arriving at an average pace of approximately 10 per week. In addition to the key projects already discussed, our current sales pipeline consists of 16 facility build discussions, totaling 386,000 sq.ft of production space, with 6 in early to mid stage discussions, 7 in late stage negotiations and 3 contracts pending closing. Currently, our potential client base is nearly evenly split, with 44% in Cannabis and 56% in edible produce production. However, we have no final agreements concerning these potential future projects and we may not ever secure final agreements.

FirstFire and Rockwell Bridge Financing for $250,000

On March 22, 2016 the Company entered into a securities purchase agreement with Firstfire Global Opportunities Fund, LLC, and Rockwell Capital Partners Inc, relating to the issuance and sale of notes of $272,500 in aggregate principal amount including $250,000 actual payment of purchase price plus a 9% original issue discount, and an aggregate total of 50,000 shares of common stock valued at $23,500 ($0.47/share). The notes carry an interest on the unpaid principal amount at the rate of 3% per annum. Any Principal Amount or Interest which is not paid when due shall bear interest at the rate of 15% per annum from the due date until the same is paid. The notes mature on September 22, 2016 and may be prepaid in whole or in part except otherwise explicitly set forth in the Note. If the Company exercises its right to prepay or repay the Note, the Company shall make payment to the note holders of an amount in cash equal to the sum of 125% multiplied by the Principal Amount plus accrued and unpaid interest on the Principal Amount to the Optional Prepayment Date plus Default Interest, if any. the notes convert into shares of Common Stock at a price equal to $0.30; provided, however that from and after the occurrence of any Event of Default hereunder, the Conversion Price shall be the lower of: (i) the Fixed Conversion Price or (ii) 45% multiplied by the lowest sales price of the Common Stock in a public market during the ten (10) consecutive Trading Day period immediately preceding the Trading Day that the Company receives a Notice of Conversion (as defined in the Note).

Kodiak Capital Group LLC Investment Agreement for $2,000,000

On January 30, 2016, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Kodiak Capital Group, LLC (the “Purchaser”). Under the Purchase Agreement, the Company shall issue and sell to the Purchaser a number of shares of its common stock, par value $0.001 per share (“Common Stock”) at a purchase price equal to the Maximum Commitment Amount (as defined in the Purchase Agreement) of $2,000,000 (the “Put Shares”). In accordance with the Registration Rights Agreement, the Company has agreed to file a registration statement on Form S-1 by March 31, 2016 (the “Registration Statement”) to register for resale the Put Shares of Common Stock that may be issued under the Purchase Agreement.

Pursuant to the Purchase Agreement, from the date that the Securities and Exchange Commission has declared the Registration Statement effective (the “Effective Date”) until the one year anniversary thereof, the Company has the right to sell, from time to time, up to an aggregate of $2,000,000 Put Shares of Common Stock to the Purchaser. The Company will control the timing and amount of future sales, if any. The purchase price of the Put Shares will be equal to 80% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase. If during the Valuation Period, the Purchase Price falls below $0.50, the Investor may elect to purchase all, or any portion thereof, of the Put Shares for $0.50.

There is no minimum amount that the Company may require the Purchaser to purchase at any one time. The Company may not require the Purchaser to purchase Put Shares of Common Stock if such purchase, together with the shares of Common Stock underlying the Note, would result in the Purchaser’s beneficial ownership exceeding 9.99% of the outstanding Common Stock. The Purchase Agreement contains customary representations, warranties, covenants, closing conditions, and indemnification and termination provisions. The Purchaser has covenanted not to cause or engage in any direct or indirect short selling of the Common Stock. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

The Purchase Agreement and the Registration Rights Agreement are provided to give investors information regarding the agreements’ respective terms. They are not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the Purchase Agreement and the Registration Rights Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of such agreements. Investors are not third-party beneficiaries under these agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Discontinued Regulation D, Rule 504(c) Offering for $5,000,000

On February 27, 2016, the Company suspended its private placement under Regulation D, Rule 506(c) for up to 5,000,000 shares of Series A Convertible Preferred Stock at a price of $1.00 per share for maximum gross proceeds of $5,000,000 due to unfavorable market conditions. The Company also terminated its relationship with WealthForge, the broker-dealer retained to manage the offering. The Company is now exploring alternative financing for CLARA through grant funding, through the use of our Kodiak Capital Group Equity Purchase Agreement, or through other funding sources.

Meeting Cash Requirements

Based upon the assumption of our monthly current operational burn rate remaining unchanged during the fiscal year, exclusive of those costs in our Additional Planned Operations for the next 12, months as set forth above, the Company currently has sufficient funds through a combination of the Sources of Funding above to continue our current operations for the next 12 months.  There is no assurance we will obtain the anticipated funds from our Sources of Funding.  For example, in order to raise funding through our Equity Purchase Agreement, we will first have to clear a registration statement with the SEC. There can be no assurance that the funds from the Equity Purchase Agreement can be utilized, or that additional financing will be available to us on acceptable terms, or at all.  If we don't obtain the anticipated funds from our Sources of Funding, and we don't take other measures such as cutting back operational activities, we may not have sufficient funds to continue operations for the next 12 months.

The ability to fund our Additional Planned Operational Activities is contingent upon us obtaining additional financing.  If we don't obtain the anticipated funds from our Sources of Funding beyond those needed for Current Operational Activities, we may be able to finance our Additional Planned Operations and continue growing our business.

We cannot guarantee we will be successful in our business operations.  We cannot guarantee that we will have sufficient financial resources to fund Current Operational Activities and Additional Planned Operational Activities.  Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. To become profitable and competitive, we must continue to execute our business plan as described above.

We began offering our products and services during the 3rd Quarter of 2015. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during 2016. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Financial Statements, included in Item 8.

BUSINESS

Organization

Indoor Harvest Corp., or the "Company," is a Texas corporation formed on November 23, 2011. Our principal executive office is located at 5300 East Freeway Suite A, Houston, Texas 77020.

Business

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build, engineering, procurement and construction firm for the indoor and vertical farming industry. The company provides production platforms, mechanical systems and complete custom designed build outs for both Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA"), tailored to the specific needs of virtually any cultivar.

CEA is the process of manipulating any agricultural technology to allow the farmer an ability to manipulate a crop's environment to desired conditions. Technologies include greenhouse production, hydroponics, aquaculture, aquaponics and aeroponics. Controlled variables may include temperature, lighting, humidity, pH and nutrient analysis.

BIA is the process of locating CEA methods on, or in, mixed use buildings to provide synergy with the buildings infrastructure and the agriculture process. Earliest examples of BIA include the use of hydroponics, aeroponics and aquaponics, where waste heat is captured through the buildings existing heating, ventilation and air conditioning system as well as the combined use of solar, rainwater collection and evaporative systems. Current operating examples include such buildings as Eli Zabar's rooftop greenhouse, The Sun Works Center for Environmental Studies, Gotham Greens, Sky Vegetables, Top Sprouts, Cityscape Farms, Dongtan, Masdar City, AeroFarms, Solar 2, Lufa Farms, BrightFarms, FarmedHere, Green Sense Farms, Green Spirit Farms and Big Box Farms. The term building-integrated agriculture was coined by Dr. Ted Caplow in a paper delivered at the 2007 Passive and Low Energy Cooling Conference in Crete, Greece.

We currently offer a vertical farm racking system with integrated LED lighting. Our vertical farm racking system was designed to be used for both aeroponic and hydroponic layered crop production within a CEA or BIA operation. Our racking system will work with any standard 48" X 96" or 24" X 48" third party flood table or aeroponic system. We also offer patent pending aeroponic fixtures that are compatible with our vertical farm racking system. We offer our vertical farm racking system and aeroponic fixtures for use by both horticulture enthusiasts and commercial operators who seek to utilize vertical farming methods within a controlled indoor environment.

Aeroponics is the process of growing plants in an air or mist environment without the use of soil or an aggregate medium (known as geoponics). Aeroponic culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as a growing medium and essential minerals to sustain plant growth, aeroponics is conducted without a growing medium.  Because water is used in aeroponics to transmit nutrients, it is sometimes considered a type of hydroponics.

The Company generates revenue from vertical farm rack system sales, aeroponic fixture sales and design build construction management services. Our products are designed for the production of aeroponic and hydroponic leafy greens, micro-greens, fruiting plants and herbs. Our fixtures and systems can also be adapted for a variety of other uses such as horticulture research, medicinal plant production, pharmaceutical plant production, plant cloning and hardwood propagation.

In addition to these products, the Company also generates revenue from engineering, procurement and construction management services. Engineering, procurement, and construction management (EPCM) is a common form of contracting arrangement for very large infrastructure and facility projects. Under an EPCM arrangement, the client engages the Company to coordinate all design, procurement and construction work to assure that the whole project is completed as required.

Our Products

There are currently several different growing technologies being deployed in vertical indoor farming operations. The most common of these technologies include the following: nutrient film technology, ebb and flow systems (flood and drain), drip irrigation, water culture systems, raft systems and aeroponic systems. Aeroponics is a method of growing plants in a sealed environment by suspending plant roots in an automated atomized liquid nutrient environment. Hydroponics is a subset of hydroculture and is a method of growing plants using mineral nutrient solutions, in water, without soil.

The Indoor Harvest® Modular HP-Aeroponics Platform

The system comprises of seven primary fixture components that consist of an Aeroponic Growth Tray, Aeroponic Growth Lid, Aeroponic Spray Manifold, Aeroponic Pressure Manifold, Nutrient Delivery System, Water Reclamation and Recirculation System, and Lift Station. Each of these individual modular fixtures are combined to create custom configurations suitable for any form of indoor growing environment.

Initially designed for the production of leafy greens, micro-greens, fruiting plants and herbs, our fixtures can be easily adapted for a variety of other uses, such as horticultural research, medicinal plant production, plant cloning and hardwood propagation. Our platform has been independently tested and has shown the following benefits over a more traditional hydroponic system:

•	Up to a 95% reduction in water usage
•	Up to a 70% reduction in fertilizers
•	Accelerated growth rate
•	Increased plant biomass
•	Increased phytochemical content
•	Elimination of growing mediums
•	Sterile production

The Indoor Harvest® Low Tide VFRack™ Platform

The Low Tide VFRack platform is an easy to install, commercial quality vertical farming system designed for the production of microgreens, leafy greens and herbs. Each Low Tide VFRack™ System comes standard with 4 levels offering up to 128 sqft of production, or can support up to 18 individual 10"X20" trays per layer. The system uses Botanicare 4ft X 8ft ID Low Tide Grow Trays and a 115 gallon or larger reservoir. Each unit comes complete with all pumps, plumbing, LED lighting and is ready to grow, just add plants and nutrients. The modular nature of the system allows for easy expansion.

The Low Tide VFRack system is designed specifically for flood and drain operation and provides the following benefits:

•	Integrated LED lighting
•	Open slot face to accommodate unlevel floors
•	Plug and play installation
•	Reduced installation costs
•	Unistrut based platform

The Indoor Harvest® Shallow Raft VFRack™ Platform

The Shallow Raft VFRack™ platform is an easy to install, commercial quality, shallow raft vertical farming system. Each Shallow Raft VFRack™ System comes standard with three levels, offering 216, 336, 432 and 864 plant sites. The system uses Botanicare 4ft X 8ft ID Grow Trays, 115 gallon or larger reservoir and 2ft X 4ft rafts and is designed for the production of leafy greens and herbs. Each unit comes complete with all pumps, plumbing, LED lighting and is ready to grow, just add plants and nutrients. The modular nature of the system allows for easy expansion.

The Shallow Raft VFRack system is designed specifically for flood and drain operation and provides the following benefits:

•	Integrated LED lighting
•	Open slot face to accommodate unlevel floors
•	Plug and play installation
•	Reduced installation costs
•	Unistrut based platform

Design-Build, Engineering, Procurement and Construction Services

In addition to the products above, the Company also offers both design build and engineering, procurement and construction management services. Design-Build ("DB"), or Engineering, Procurement, and Construction Management ("EPCM") are both common forms of contracting arrangement to design, construct and deliver large infrastructure and facility projects. Under a DB/EPCM arrangement, the client would engage the Company to coordinate all design, procurement and construction work to ensure that the whole project is completed as required.

DB/EPCM agreements offer the following benefits:

•	Custom design and engineering
•	Clear and concise project cost estimates
•	Risk assessment
•	Pre-construction planning and drawings
•	Management of manufacturing and sub-contracting
•	General construction management
•	Turn key operations

Our two phase DB/EPCM process offers complete design, engineering, procurement and construction services. We discuss with clients their space and crop selections before we offer guidance on production platforms. Our DB/EPCM agreements are designed to begin a risk assessment, production design, including space design if no client side architect is involved. The first phase of a project, also known as the execution phase, which normally follows what is known as a FEED, or Front End Engineering Design phase. The FEED is a basic engineering design used as the basis for the second phase and is required to produce price estimates or a purchase order. The FEED can be divided into separate packages covering different portions of a project and generally requires an upfront deposit to begin. In some cases, the DB/EPCM contract requires us to execute and deliver the project within an agreed time and budget, commonly known as a Lump Sum Turn Key ("LSTK") Contract. In other cases where projects may have many unknown risks, are research and development heavy, or where first-of-its kind equipment is being specified. In these cases, Cost Plus (CP) agreements, which require reimbursement of expenses plus a percent for profit, may be used to spread risk to the client.

Once Phase One design work is complete, we deliver the client a manufacturing and construction estimate and plans. Phase Two includes construction and construction management services. Under a phase two DB/EPCM agreement, our engineers provide detailed engineering design of the project, procure all the equipment and materials necessary, and then construct to deliver a functioning facility or asset to the client. Our platform architects, engineers and project managers examine every aspect of a potential build-out (or upgrade from a legacy platform). We design for a clients crop selection using various hydroponic production methods with a specialty in High Pressure Aeroponic systems. We rigorously test every individual system component (whether designed by us or by one of our technology partners) in our Texas-based R&D facility.

Noesis Financing for Products and Services

We are able to provide financing for our products and services to qualified clients under an agreement with Noesis, a leading financing provider for sellers of commercial building improvements. Noesis is the chosen financing partner for over 200 industry-leading companies who collectively sell billions of dollars of equipment and services annually. Noesis provides specialized financing with online sales tools to help business grow. Under our agreement with Noesis, we are able to provide qualified clients with the following options:

•	6 Months, No Interest, No Payments. Ideal for short term financing. For customers that want to pay off the lease within 6 months at 0% financing costs through the proceeds of their sales.
•	6 months, No Payment. Deferred Payments, save cash now and not make a payment until month 7.
•	Term Contracts. Lock in a low interest rate and minimize borrowing costs.

Operational Activities

On September 18, 2013, the Company entered into a material transfer agreement with the Massachusetts Institute of Technology's Media Lab ("MIT Media Lab") to provide aeroponic system components and fixtures to be used for the purpose of developing a wall facade aeroponic system as part of MIT Media Lab's Changing Places research. The project, MITCityFarm, will focus on urban mobility networks, decentralized energy infrastructure and transformable housing units to advance urban agricultural systems. Indoor Harvest, Corp. will be responsible for providing technical assistance and materials as a "Technical Systems Adviser" to the MITCityFarm project. This is a demonstration project only. The equipment may only be used for education or not for profit purposes.  The Agreement provides that we are providing our equipment at no cost.

On February 20, 2014, we entered into a 62 month lease with Daniel R. Davis, commencing on March 1, 2014 through April 30, 2019, for a total of 10,000 sqft. of warehouse and office space located at 5300A East Freeway, Houston, Texas 77020. The monthly base rent is $4,200 increasing 6% every two years for the term of the lease. The property is adequate for all of the Company's currently planned activities. On March 1, 2014, we relocated our equipment to this leased space and ceased operations at our original research and development facility.

On December 18, 2014, the Company entered into a Cannabis Production Pilot Agreement with Canopy Growth Corporation (formerly Tweed Marijuana Inc.), a Canadian company. Canopy Growth Corporation ("Canopy Growth") is a TSX Venture Exchange listed company. Its wholly owned subsidiaries Tweed Inc., Tweed Farms Inc. (formerly Prime1 Construction Services Corp.) and Bedrocan Canada are licensed producers of medical cannabis in Canada. The principal activities of Canopy Growth are the production and sale of cannabis through its wholly owned subsidiaries as regulated by the Marihuana for Medical Purposes Regulations.

Set forth below is a brief description of the terms and conditions of the Agreement that are material to Indoor Harvest:

The Pilot Project will test the production of Cannabis using an aeroponics system designed by Indoor Harvest. The Pilot Project will make a record of the growth rate, phytocannabinoid production, water usage, fertilizer usage and labor using the aeroponics system(s) provided by Indoor Harvest. The recorded data from the Pilot Project will be compared to Tweed's existing production methods. At the conclusion of the Pilot Project, upon review of the data, Canopy Growth and Indoor Harvest shall jointly secure intellectual property rights for the resulting aeroponics system(s) (at each Party's discretion as to whether they wish to participate in intellectual property filings) and Indoor Harvest will be provided manufacturing rights.

The Pilot Project is broken into two separate phases, as follows:

•
During Phase One, tests will be conducted using equipment initially provided by Indoor Harvest. The purpose of Phase One is to test the initial design and evaluate the root mass development of various strains of Cannabis chosen by Canopy Growth.

•
Upon completion of Phase One, Canopy Growth, based on the results of Phase One, will have the option to request Design Build services to be provided by Indoor Harvest. Indoor Harvest will provide these services free of charge. Indoor Harvest will provide projected costs associated with the manufacture and installation of the new aeroponics designs. TweedCanopy Growth will then have the option to purchase equipment from Indoor Harvest based on these projected costs. There is no obligation to purchase equipment under the Agreement.

Indoor Harvest will be responsible for providing all the equipment related to the aeroponics system being tested, to include a temporary partitioned testing lab structure to be used within Canopy Growth's existing facilities and the cost associated with delivery and installation of the aeroponics system and testing lab, including design changes and subsequent changes based on feedback from Phase One testing.

Canopy Growth will be responsible for providing adequate space in a Controlled Environment for testing purposes to include water service, local area drain and electrical service. Canopy Growth will also provide the personnel and labor to operate and maintain the equipment provided by Indoor Harvest. Canopy Growth will make a reasonable effort to provide Indoor Harvest with weekly updates to include photographs of the plants being grown and their root development as well as all associated data required under the Agreement.

The Pilot Project shall be conducted for a period (the "Pilot Period") commencing on the date of this Agreement (the "Commencement Date") and ending (the "Termination Date") upon the earlier of (a) the parties' mutual determination that the Pilot Criteria has been satisfied or (b) one year after the Commencement Date.  This agreement can be extended if both parties mutually agree in writing.

Upon completion of the Pilot Project, Indoor Harvest and Canopy Growth will jointly apply for patents ("New IP") on the technology developed under the Pilot Agreement. Canopy Growth will be provided exclusive rights to cultivate cannabis using the New IP in Canada and other jurisdictions outside the United States, at a royalty-free rate for the duration of the patent (including any extension of the patent). Indoor Harvest will have exclusive royalty-free rights to cultivate cannabis using the New IP in the United States for the duration of the patent (including any extension of the patent) and will be provided rights to use the New IP in all jurisdictions, royalty-free, for the cultivation of all other species of cultivars, to specifically exclude cultivation of cannabis using the New IP. Indoor Harvest will only have rights to cultivate cannabis in the United States using the New IP. All of these rights are intended to be for commercial production of cultivars.

Indoor Harvest will be provided exclusive manufacturing rights for a period of 10 years on the New IP developed under the agreement. All equipment manufactured by Indoor Harvest will be provided to Canopy Growth by way of a "cost plus agreement" not to exceed 15% allowable for profit.

Both parties are responsible for the costs associated with meeting their obligations outlined in this Agreement. Under no circumstance, do Canopy Growth's costs exceed those associated with the cost of plants, labor and general costs of production including water and electricity. However, any costs related to third party laboratory analysis and testing of phytocannabinoids will be shared equally by both parties.

On March 31, 2015 the Company signed a LOI with the City of Pasadena, Texas to fund the establishment and provisioning of an indoor agricultural facility (vertical farm) to be located in Pasadena, Texas. Under the LOI, the City was to provide Indoor Harvest, or a partner of their designation with City approval, with two facilities owned by the City for the sum of ten dollars ($10.00) per annum for a period not to exceed twenty (20) years as well as provide tax abatements on these properties for use in the construction of a Community Located Agricultural Research Area ("CLARA") project. In addition, the Pasadena Second Century Corp. (economic development entity for the City of Pasadena) has been asked by City officials to consider a budgetary proposal of $500,000 as seed money for the project's economic development portion in north Pasadena.

The CLARA project is expected to be divided into two phases. Phase One will focus on developing the non-profit aspects of the project and is envisioned to include the construction of a 6,000 sq. ft. vertical farm R&D facility and 6,000 sq. ft. of classroom and office space. Phase Two is envisioned to support a commercial retail operation on approximately two acres of land and additional properties adjacent to the vertical farm and education centers.

The Phase One vertical farm facility is intended to serve dual roles, with Indoor Harvest using the facility as a demonstration farm and R&D facility and Harris County BUILD Partnership, a non-profit group, using the facility for educational and charitable purposes. It is anticipated that the crops grown will be donated, or sold at cost, to provide fresh produce to low income families in the North Pasadena area. The entire proposed campus area, almost two city blocks, will be designed and built to allow the flow of tourists without impacting operations. A project overview was presented in August to department heads at the Pasadena Independent School District's Kirk Lewis Career & Technical High School and the Continuing and Professional Development Department of San Jacinto College regarding academic curriculum development to be located at the CLARA campus.

Phase Two of the project is anticipated to be developed on two acres of land and additional buildings currently available adjacent to the existing properties being provided by the City. Indoor Harvest, as the primary developer of the campus, expects to be able to provide commercial operators who build on the CLARA campus a unique group of incentives and key advantages in regards to distribution, manufacturing intelligence and access to resourcing and key agricultural production talent. The City of Pasadena is currently working to secure additional land surrounding the CLARA campus for use by commercial partners.

In addition, City officials are currently considering creating a tax increment reinvestment zone (TIRZ) in the immediate area surrounding the CLARA campus.  A TIRZ is a public financing structure that Texas law allows to target tax revenue helping to support redevelopment in underserved areas. Such a zone, if created, could provide an additional economic incentive for tangential services to locate on the project site. As of now, the City is not obligated to create a TIRZ zone and no such zone may ever come to fruition.

On April 15, 2015, the Company signed a LOI with PUE 1.0. Under the terms of the letter of intent, it is anticipated that a final agreement will include the following terms:  Indoor Harvest will be responsible for the design of a vertical farming system and its related systems. PUE 1.0 will be responsible for the design of a HVAC system to be used with Indoor Harvest's vertical farming design. Both parties have agreed to share any data during the development stage. PUE 1.0 will retain all rights to its intellectual property and any new intellectual property developed as part of the collaboration. Indoor Harvest will be provided exclusive rights to market and distribute the final design for a period to be determined by way of a memorandum of understanding, to be finalized in connection with the closing of terms outlined in our letter of intent with the City of Pasadena. During the development stage, all equipment to be provided by PUE 1.0 for the purpose of the technology and economic pilot to be constructed at the 112 N Walter property will be provided at cost.

On December 1, 2015, the City of Pasadena, Texas, unanimously voted in favor of a Chapter 380 Economic Development Agreement with Indoor Harvest for the purpose of establishing CLARA, an open source, vertical farm and education campus on the City’s north side.

The agreement relates to an indoor vertical farming facility to be utilized in research, testing and prototyping of hydroponic and aeroponic plant nutrient growing systems, and as a showroom of the various equipment/technology used in these environments. It will contain such growing areas as deemed appropriate to provide proof-of-concept for Indoor Harvest design and engineering, and education facilities, classrooms or other areas where training in vertical farm management may be accomplished.

The effective date of the transfer of the City facilities to the constructive use of Indoor Harvest or its assigns, and the binding of Indoor Harvest and the City to all terms of this agreement, will commence on the date Indoor Harvest certifies in writing that an adequate level of funding exists [$4.0 million or a lesser sum Indoor Harvest agrees to and the certification of such funding being sufficient to undertake the repurposing of the City buildings and to commence the operations envisioned by the agreement no later than April 15, 2016]. Unless and until such written certification is presented by Indoor Harvest to the City, this agreement is contemplative of future agreement only but is not binding on either party.

The entire duration of the agreement period when conditions and performance requirements are adequately met by both parties.

Under the agreement, Indoor Harvest agreed to the following:

•	Manage all activities directly related to engineering and product design development and to be held liable for capital expenditures to produce designs, build, install, source crop genetics and establish and maintain system settings.
•	Pay ongoing costs for production from seed to packaging, Indoor Harvest equipment and resources, and building maintenance.
•	Coordinate harvesting, packaging suppliers and branded elements as required providing equitable distribution of available produce, crops, plants and like agricultural products shall be guided by the BUILD partnership’s policy goals, to be made in consideration of specific growing cycles, research priorities and unforeseen exigencies.

The City of Pasadena will provide both facilities named above for the sum of $10 per annum for a period not to exceed twenty (20) years to Indoor Harvest. As additional consideration for Indoor Harvest’s performance of its obligations under this Agreement, for a period of ten (10) years beginning January 1, 2017 and ending December 31, 2027, the City will rebate property taxes levied by the City and paid by Indoor Harvest on all personal property acquired and installed within said facilities each calendar year and any property taxes paid by Indoor Harvest on the increase in the value of the land associated therewith.

On December 14, 2015 we entered into an agreement with Noesis to provide financing programs for our products and services. Under the agreement, the Company will be provided access to multiple Noesis lenders that support lease/loan vehicles tailored for HVAC, lighting & controls, building equipment, municipalities and specialty projects. In addition, the Company is provided loan/lease vehicles for solar, energy service agreements and PACE vehicles. The Noesis platform provides a back end proposal and quoting support system that integrates into the Company's client sales platform. The Noesis platform provides the following benefits:

•	Promotional programs and low interest payment plans. Lowest municipal rates. Custom credit products and programs. All to meet the unique needs of commercial EE equipment buyers.
•	100% online process with approvals often in less than 2 hours. High approval rates. No financials if amount under $250K. Funding within days.
•	Finance equipment and soft costs (engineering, installation, etc.). No money out of pocket for borrower.
•	One page summary of your projects business case. Tells the why they should do the project and how they can pay for it.
•	Co-branded collateral and other sales resources to let your customers know you offer attractive payment options.
•	Auto generated webpage for your project, with easy-to-read charts and graphs, estimated payments, online document storage and other features.

On December 17, 2015 we entered into a design partnership with Freight Farms to jointly explore new cultivar platforms. Freight Farms, makers of the Leafy Green Machine shipping container farms, will leverage Indoor Harvest’s unique expertise as the leading design-build firm of indoor farms to explore innovative new applications for its Leafy Green Machine. Freight Farms launched in 2010 to create a more sustainable and connected food system by creating highly sustainable farms in shipping containers. To date, there are more than 108 farmers across the United States and Canada utilizing Freight Farms to bring fresh, local produce directly into their communities. Currently, the farms can be used to grow varieties of lettuces, brassicas and herbs.

The companies will work together to explore how Freight Farms’ containerized approach to indoor farming could be deployed in new ways to reach into untapped markets, including those internationally, as well as applications for non-profits and pharmaceutical research. Freight Farms is already deployed by academic institutions, restaurants, wholesale produce distributors and small business owners.

On January 27, 2016 the Company entered into a Memorandum of Agreement ("MOA") with IGES Canada Ltd. ("IGESCA"), a Canadian company that is a technology solution integrator in the vertical farming market. The MOA sets forth terms for a relationship between the Company and IGESCA to grow, market and sell vertical farming solutions globally.

Subject to the terms of the MOU,  IGESCA and Indoor Harvest  agree to partner to market and sell  Indoor Harvest's solutions in conjunction with the IGESCA business platform to clients globally. Our responsibilities include Delivering Turnkey Engineering, Procurement and Construction (EPC) solutions for CEA facilities, ongoing support and access to financing options through Noesis for designated projects. The responsibilities of IGESCA include identifying new and concluding project engagements from the current potential portfolio of 15 facilities, ongoing operations and regulatory navigation.

Both Indoor Harvest and IGESCA agree that any intellectual property, which is jointly developed and filed through activities covered under this MOA, can be used by either party for sales/marketing purposes with the consent of the other party which can be set forth in initial guidance. All other intellectual property used in the implementation of the MOA will remain the property of the party that provided it. This property can be used by either party for purposes covered by the MOA but consent will be obtained from the owner of the property before using it for purposes not covered by the MOA. The MOA shall remain in effect for a period of three (3) years from that date signing unless earlier terminated.

Research and Development

From September 18, 2012 through October 31, 2012, we completed an initial prototype system test by growing 110 basil plants. The test resulted in an average 1.7 lbs of basil per square foot in 30 days using under 2 gallons of water per plant drain to waste. Upon completion of the test, we made design changes to our lid system and nutrient dispensing system prototypes.

From March 8, 2013 through April 8, 2013, we completed a second prototype system test by growing 110 heads of leafy lettuce to include three types of lettuce, bibb lettuce, buttercrunch lettuce and romaine lettuce. The test resulted in an average head weight of 1/4 lbs in 28 days and water use of under 3 gallons per head drain to waste. Upon completion of the test, we made design changes to our lighting system, updated the framing system and put two prototype grow trays into vertical operation.

From July 13, 2013 through August 22, 2013, we completed a third prototype system test by growing 220 heads of leafy lettuce to include four types of lettuce, bibb lettuce, buttercrunch lettuce, romaine lettuce and ruby red lettuce. The test resulted in average head weight of 1/4 lbs in 30 days and 1/2 lbs in 40 days. During this period the Company also conducted research and development of lighting and controls, comparing the performance of LED lighting and T5 fluorescent lighting. Also during this period the Company tested its second nutrient dispensing prototype running two vertically stacked grow trays simultaneously.

In January 2015, we began construction of a controlled environment testing facility. The facility will be used to test production yields for a variety of cultivars using both our aeroponic and vertical farm framing designs. This data will then be used to develop business plans and marketing materials for our product and services. As of the date of this report, we had completed the walls and partitions, area drainage and flooring. We expect to begin installing the ventilation, climate controls and research platforms in the third quarter of 2016.

From February 19 through March 7, 2015, the Company completed installation of three mobile research labs at Canopy Growth's, subsidiary Tweed located in Smith Falls Canada per a Cannabis Production Pilot Agreement between the two Companies.

The initial Cannabis Production Pilot took place between March and August 2015. A sativa dominant strain, Ghost Train Haze, was selected and 8 plants were grown in a 4' X 8' X 2' system using a "Screen of Green" cultivation method, in which plants are cropped and trained to produce a higher yield from a single plant. The Company's patent pending aeroponic system showed a significant increase in growth rate during the vegetative stage, as compared to more traditional production methods such as drip irrigation using coco.

Fertilizer usage was reduced by as much as 68% over Canopy Growth's existing production with the aeroponic system averaging 8 gallons a day under high pressure sodium and 9 gallons a day under LED, operating drain to waste. As tuning of the system progressed, average water use was reduced to approximately 5 gallons per day drain to waste. The Company believes that through additional tuning, more water savings for drain to waste and under recirculated operation can be achieved, and water use could be reduced by as much as 98% overall. Under 2,000 watts of high-pressure sodium lighting, the aeroponic system produced 3.1 pounds of dried flowers and under 1,040 watts of LED lighting produced 2.8 pounds of dried flowers in its initial test. The Company believes that with additional tuning, yield can be increased.

On September 28, 2015, the Company and Canopy Growth mutually agreed to extend collaborative research and development for an additional two years.

On December 10, 2015, we began a second pilot under our Cannabis Production Pilot Agreement with Canopy Growth. The results from this second pilot are expected on or before April 30, 2016.

Plan of Expanded Operations

Our plan of expanded operations for the next 12 months, assuming we secure the necessary funding, are set forth in "Liquidity and Capital Resources" below.

Potential Customers

We believe, based on our own formal and informal research that our products and services appeal to three distinct markets. Those markets include business-to-business clients, commercial growers and horticulture researchers who are currently using aeroponics or other indoor growing technologies. We intend to market our products to these markets simultaneously. The following is a description of these markets.

Business-to-Business Clients - We currently have business-to-business ("B2B") relationships with Illumitex, Inc., Freight Farms, Inc. and IGES Canada Ltd.  B2B is a type of commerce transaction that exists between businesses, such as those involving a manufacturer and wholesaler, or a wholesaler and a retailer. B2B refers to business that is conducted between companies, rather than between a company and individual consumers. In addition to direct relationships, the Company has reseller, authorized dealer agreements with Hy-Light Group, Inc. and Hortistructure, Inc. The Company expects to add additional B2B clients as well as expand its reseller and authorized dealer programs.

Commercial Growers - Commercial agriculture is beginning to migrate to CEA and BIA. We believe that our products and services provide an affordable vertical farming and turn-key facility solutions for urban commercial growers who produce for local restaurants, hotels, wholesale and retail markets. Our systems can also be used in re-forestation projects or other revitalization projects through the system's ability to clone and propagate a variety of plant cuttings and hardwood cuttings.

Horticulture Researchers - The modular nature of our system design and custom fabrication abilities allow for numerous configurations from the same system. Our platform provides a variety of aeroponic delivery methods and plant support structures from the same system. This provides maximum flexibility to researchers who are experimenting with different plant species and are attempting to keep costs down.

Currently, our potential client base is nearly evenly split, with 44% in Cannabis and 56% in edible produce production. We believe that cannabis has the potential to be a large market for our equipment. We are currently developing and offering products which could be specifically used in the production of cannabis under our agreement with Canopy Growth in Canada, where cannabis is legal throughout the country. We will only directly enter that market outside the U.S. where cannabis is legal, such as in Canada, and in the U.S. only in jurisdictions where cannabis is legal and only then if we do not believe there is any material likelihood that we could be found in violation of federal law in the U. S. through the sale of our products.  See "Government Regulation and Certification," below.

Marketing

The company intends to offer its products to B2B  clients, through authorized dealer groups and resellers, as well as offering direct commercial sales and design-build, engineering, procurement and construction services from our website. As of the date of this filing, we have one oral agreement with a distributor and four written agreements with B2B clients. We are currently developing our marketing plan, which may include some or all of the following marketing methods:

Direct Mail - The use of direct mail allows us to reach a wide audience within a targeted market. A direct mail campaign may consist of a letter of introduction and a brochure featuring the products and services provided by the Company.

Internet Marketing - The Company intends to utilize social networks such as YouTube and Facebook as well as reaching out to industry bloggers and news sites in order to reach potential customers. The company can also sponsor, or advertise with hydroponic and other related horticulture online forums, social networks and online magazines. The Company, in the future, plans to offer its products for sale via the internet.

The company intends to launch a social media network under the domain name aerofarmer.com. The company intends to host forums, articles and blogs related specifically to aeroponic indoor farming while also offering a retail sales point for its products and services.

Trade Shows and Special Events - The Company intends to participate in industry trade shows and events in order to create market awareness for its products and services.

We intend to market our products to customers desiring to grow all varieties of agricultural products. We do not intend to exclude the growers of any agricultural products, including cannabis, from our marketing efforts. As of the date of this report, we are developing and offering fixtures specifically for cannabis production in Canada under our agreement with Canopy Growth. All of our current fixtures can be adapted for use by cannabis growers. In the future we may develop additional fixtures, or be contracted to design additional systems, specifically for cannabis production. Marketing our products in the U.S. in state and local jurisdictions where marijuana is legal is still uncertain due to the uncertain legal status of the growth, sale and use of cannabis due to conflicting laws under which what is illegal federally is to varying extents legal under certain state laws to the contrary [and even greater uncertainty as to what would constitute ancillary illegal activities such as aiding or abetting if any such direct actions are deemed illegal; and even if direct illegality laws were enforced, whether any ancillary related laws such as aiding and abetting would, if ever, be enforced]. We believe that if the cannabis industry were to become fully legal under both U.S. federal and state law, then this industry may well be where the most advances in technology related to our products could come from. We are also working on developing cannabis-specific products in Canada under our agreement with Canopy Growth.  Thus, it is not unreasonable, but is not certain, to assume that the cannabis industry will become the biggest market for the type of equipment that we manufacture.

Our Competition and Our Market Position

The vertical farming industry is estimated to reach $3.88 Billion by 2020, at a CAGR of 30.7% between 2015 and 2020 based on a report by MarketsandMarkets, the world's No. 2 firm in terms of annually published premium market research reports. There are several Companies operating vertical farms that are offering licensing and franchises based on proprietary systems and production methods. These Companies include Aerofarms, Truleaf, FarmedHere, UrbanBarns, Green Sense Farms and Green Spirit Farms. These Companies offer a turn-key platform and operation. We believe that this approach limits a clients’ options and burdens them with licensing and branding restrictions. We approach every client as an individual project and are able to offer a wide range of technologies and production methods. It is imperative that these competitors maintain control over production data to justify licensing. We believe the industry is moving towards open data and open source technologies that will reduce the advantage of individual licensing of production methods and platforms. We believe our design-build approach and utilization of open data of production and flexibility in system design provides us a competitive advantage.

There are two main manufacturers that currently manufacture high pressure aeroponic systems. They are Agrihouse™ and Aerofarms™. These companies are currently engaged in the manufacture and sales of commercial aeroponic vertical farming systems. These systems can only be used in a single mode with high pressure aeroponics and offer limited sizing options. Our system is capable of operating in dual modes, both LPA and HPA, and our AGT fixture is available in optional sizes that our competitors currently do not offer. There are also companies such as general Hydroponics® and Botanicare® that manufacture aeroponic and hydroponic growing systems for the hobbyist. These systems are only available in low pressure aeroponics and require individual reservoirs. They also are offered in limited sizes and are not designed for vertical operation. These systems only provide a single mode of operation.

We will be a small competitor in the industry. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

We believe based upon management's knowledge of the industry that we are the first company to develop and offer a fixture based vertical farming platform. Instead of relying on a complete engineered system, we have developed individual fixtures that can be used in whole, or in part, to create a variety of modular vertical farming systems of any scale, or size. By breaking our platform down into individual, independent fixtures, we offer a level of custom ability that currently is not offered by our competitors.

Our fixtures can be used individually, or incorporated into do-it-yourself designed systems that many smaller commercial operators chose to build. This allows us to not only compete for sales to commercial growers who are developing their own systems, but also with growers who are looking for a complete system. We believe this will allow us to increases our market share and allows us to benefit from both commercial and retail sales. When combined with our engineering, procurement and construction management services, we can offer custom, turn-key facilities.

Current Projects

Late in the third quarter of 2015, the Company began offering its products and services to clients in the indoor farming industry.

Equipment Sales

In October, 2015, we received a $8,110 deposit towards a $16,220 equipment package for a custom designed shallow raft platform for a research project in Michigan.

In November, 2015, we received an order for a $89,200 equipment and installation package for our Low Tide VFRack system for a small owner-operator indoor microgreen farm. Installation was completed in December 2015.

In March, 2016, we received an order for discounted equipment to be used by the Department of Agricultural and Biosystems Engineering department at the University of Arizona. We agreed to provide equipment at cost for this project with $13,637 invoiced to date.
On April 5, 2016, we received an order for a $27,600 equipment package for a custom designed flood and drain and nutrient film technology platform for a research project in Poland.

Design-Build, EPCM Agreements

On October 6, 2015, we entered into a design-build, EPCM, cost plus, original equipment manufacturer ("OEM") agreement, with a specialty building integrated agricultural cultivation facility in Colorado. The design-build agreement is to develop a 2,000 square foot customer specified platform and to provide pricing for OEM services. On October 26, 2015, an earnest money deposit of $5,000 was paid to begin design work. Design work was completed in January 2016 and we are now currently in discussions with the client to move towards prototyping and providing OEM services for all of their facilities.

On October 15, 2015, we entered into a design-build, EPCM, cost plus agreement, to engineer the cultivation and mechanical systems for a 38,000 square foot, building integrated agricultural cannabis production facility in Maryland. On October 21, 2015, an earnest money deposit of $10,000 was paid to begin initial assessments. The project is currently on hold due to delays in the Maryland cannabis licensing process. The client was given an initial estimate assessment of $3.4 million to complete the project prior to signing the design-build, EPCM, cost plus agreement.

On March 8, 2016, we entered into a design-build, EPCM contract for a 7,000 sq. ft. cannabis production facility in Alaska. The contract includes an EPCM agreement for HVAC, LED lighting and facility controls. The contract also includes an equipment schedule to provide 59 HPA units, 3 process skids with an estimated (not to exceed) contract price of $446,220, which included a $35,000 deposit to begin design work. Upon completion of the first phase of design work, additional pricing will be provided to the client for HVAC, LED lighting and facility controls, which are not currently covered in the contract price.

Manufacturing

We will source our products and accessories from third party manufacturing companies that manufacture products in part using tooling we own, in accordance with our specifications, and subject to our patent pending intellectual property rights.

We currently own tooling to produce HDPE aeroponic trays in 48"X96"X12" and 48"X96"X24" sizes through a process known as rotational molding and thermoforming. We also own tooling to produce thermoformed molds in 24"X48" for ABS plastic. We currently out-source our rotational molding to Freeman Engineered Products and thermoforming to Robinson Industries. We are currently capable of manufacturing our VFRack framing systems in-house, though we may choose to sub contract to third parties depending on project location and number of fixtures purchased. We currently have no agreements with third parties to manufacture our products. We are capable of producing up to 800 frames per month currently in -house.

All of our products and fixtures are made using very common fabrication and manufacturing methods. We have access to numerous companies around the world that offer metal fabrication, powder coating and plastic thermoforming and rotational molding. We contract and source from companies based on geographic location and volume ability. We can transport our tooling from one manufacturer to another and in some cases we contract to have new tooling built depending on the volume of a clients order. Because we use common manufacturing methods and because our products are designed with these common manufacturing methods in mind, we are able to meet any scale or project size. Any volume limits or lead times based on available manufacturing is discussed with the client during the design phase and pricing phase. The capacity limits are those of our suppliers and manufacturers, not of ours. So if we have more orders than these suppliers and manufactures can supply parts and/or complete third party manufacturing in any month, we will advise our client of a delay in the delivery time.

Intellectual Property

We rely on a combination of patent law, trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product designs and marks.

On December 6, 2011, a U.S. federal trademark registration was filed for Indoor Harvest (Serial Number 85488194) and the United States Patent and Trademark Office ("USPTO") granted a first 6 month extension for use on January 5, 2013 and were granted a fifth extension for use on January 8, 2015. On August 18, 2015 we registered Indoor Harvest as a trademark for use.

On May 15, 2013 the Company filed a provisional application for patent on a "modular aeroponic system and related methods" (Serial Number 61/823,330) with the USPTO. The inventor was recorded as Chad Sykes, our CEO and sole Founder and Indoor Harvest Corp was named as the assignee. In order to obtain our patent, the Company will need to convert its provisional application for patent, into a non-provisional application for patent. On May 15, 2014, the Company converted its provisional patent into a non-provisional patent and recorded an expense of $1,730.

On September 22, 2015, we received our first office action from the USPTO. We have responded to comments on our patent application and await a response from the USTPO. We do not currently have a patent, the USPTO will conduct a further review of our patent application and provide us with comments. We must satisfy all comments before the USPTO will grant us a patent. There is no guarantee that a patent will be granted. While our patent application is under review, we may use the term "patent pending" on all published materials regarding our process applied for patent.

Governmental Regulation and Certification

We are not aware of any governmental regulations or approvals for any of our products or services.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we could be deemed to be aiding and abetting illegal activities through the equipment we intend to sell in the U.S. if such equipment is used by customers who intend to purchase and use our aeroponic and vertical farm framing systems to grow cannabis. Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our equipment could be used by persons or entities engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, could seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another's criminal activities. The Federal aiding and abetting statute provides that anyone who "commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal." 18 U.S.C. §2(a). However, we do not believe that the Company's current and intended business as described in this report violates federal law and believe we would prevail if any such action were brought against us.

Additional Information

We are a public company and file annual, quarterly and special reports and other information with the SEC. We are not required to, and do not intend to, deliver an annual report to security holders. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our filings are also available, at no charge, to the public at http://www.sec.gov .

DESCRIPTION OF PROPERTY

On February 20, 2014, we entered into a 62-month lease with Daniel R. Davis, commencing on March 1, 2014 through April 30, 2019, for a total of 10,000 sqft. of warehouse and office space located at 5300A East Freeway, Houston, Texas 77020. The monthly base rent is $4,200 increasing 6% every two years for the term of the lease. The property is adequate for all of the Company's currently planned activities.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead any third party to initiate material legal proceedings against us.

MANAGEMENT

The following sets forth our officers and directors, except as set forth below, as of May 9, 2016.  The board of directors elects our executive officers annually. Our directors shall be elected for the term of one year, and until their successors are elected and qualified, or until their earlier resignation or removal. Our officers also shall be elected for the term of one year, and until a successor is elected and qualified, or until an earlier resignation or removal.  Our directors and executive officers are as follows:

Name [1]	Age	Position
Chad Sykes	42	CEO, Secretary, and Director
John Choo	41	President, Director
John Zimmerman	34	Vice President, Director
Pawel Hardej	46	Director
[1]  On May 9, 2016, Mr. William Jamieson resigned and Mr. Pawel Hardej was elected a Director of the Corporation.

Chad Sykes, CEO, Secretary and Director

Mr. Chad Sykes is the sole founder and CEO of Indoor Harvest, Corp. He designed and developed the Company's modular aeroponic system and has been responsible for all R&D since inception. Prior to founding Indoor Harvest, Mr. Sykes operated a boutique investor and public relations consulting firm. For the past five years, Mr. Sykes has helped generate market awareness and investor relation programs for six publicly traded small and microcap companies in the manufacturing, healthcare, oil & gas and agricultural industries.

Prior to 2007, Mr. Sykes served in the U.S. Army. During his 5-year enlistment he served two combat tours to Iraq during OIF1 and OIF3. Serving as a M1A1 Abrahams Tank Crewman in OIF1 and then later serving at the Brigade level for S4 logistics operations during OIF3.

Before joining the U.S. Army, Mr. Sykes worked in the mechanical trades construction industry for 10 years. Mr. Sykes was a member of Plumbers Local Union 68, he previously managed projects for Gowan, Inc., Har-Con Mechanical, Letsos Company and MLN Company. He held positions as a medical gas endorsed journeyman plumber, plumbing superintendent and project manager. His primary industry focus was medical gas systems, process piping and control systems. As a member of the board, Mr. Sykes contributes his knowledge of the Company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

John Choo, President, Director

On March 13, 2015, Mr. John Choo was elected as a Director and on August 14, 2015 was elected as President of the Corporation. From April to December 2014, Mr. Choo held positions at Tweed Marijuana, Inc., a medical cannabis producer and distributor in Canada, as Architect of Strategic Alliances and Specialized Business Development. From May 2012 to April 2014, Mr. Choo operated a consultancy as a Chief Strategist providing clients with professional strategy development for pre and post IPO technology companies.

From April 2008 through May 2012, Mr. Choo was a partner and Director of Business Development for Tekinsion, Inc., a technology company providing products and user experience design for the mobile industry. From November 2004 through April 2008, Mr. Choo held the position as Sr. Business Analyst for Sitebrand, Inc., an E-Commerce marketing software Company.  In 1997, Mr. Choo received a degree in Law and Administration from Algonquin College in Ottawa Ontario.

Mr. Choo has spent over a decade in the technology space advising pre and post IPO organizations on strategy architecture and execution. Leading early stage groups into international technology IP licensing, product and services architecture, acquisitions and valuation building for investment activities.  As a member of the board, Mr. John Choo contributes the benefits of his executive leadership and management experience in developing corporate strategy, assessing emerging industry trends, and business operations.  His contributions and deep understanding of all aspects of our business, products and markets will provide substantial experience to fuel our corporate growth.

John Zimmerman, Vice President, Director

On April 15, 2015, John Zimmerman was elected as a Director of the Corporation. On April 8, 2016, Mr. Zimmerman was elected as Vice President of Business Development. Mr. Zimmerman was previously the Director of Sales and Marketing at PUE 1.0. Prior to joining PUE 1.0, Mr. Zimmerman held positions as a Project Manager and Business Development Manager for The Brandt Companies, from February 2011 until July 2014. From January 2004 through February 2011, Mr. Zimmerman held the position of Project Manager for TDIndustries.  In these positions, he spent much of his career designing, selling, and building mechanical systems for large-scale commercial buildings.

He obtained a Bachelor's degree in Mechanical Engineering from the University of Texas at Austin.  John also obtained a Master's degree in Building Construction Management from Purdue University, and is a registered Professional Engineer in the State of Texas.

As Vice President and member of the Board, John contributes his expertise in mechanical system design and construction in developing mechanical systems to support and optimize the indoor farms of the future.  His mission it to have Indoor Harvest be the leader in research and development of mechanical systems for use in indoor farming, which we believe currently is nearly non-existent.

Pawel Hardej, Director

Currently since June 2015, Mr. Hardej holds the position of Vice President of Horticulture Lighting Turnkey Solutions at Illumitex, Inc., an industry leader in LED lighting technology for the indoor farming industry. From June 2010 until March 2015, Mr. Hardej was a co-founder, Vice President of Development and Operations and later served as Chief Technology Officer of FarmedHere, LLC, the first commercial scale vertical farm operating in the United States and an early pioneer in the industry. Mr. Hardej challenged the regulatory environment, building codes, municipal zoning ordinances and used his design expertise in the process of expanding local urban agriculture in Chicago. FarmedHere went on to become the winner of the 2013 Chicago Innovations Award.

Mr. Hardej is an Associate Member of the American Institute of Architects and holds a license as a Certified Food Safety Manager in the State of Illinois. Mr. Hardej also holds a bachelor's degree in Architecture from Warsaw Polytechnic University School of Architecture and an Associate's degree in Interior Design and Merchandising from the International Academy of Merchandising and Design in Chicago. He has served as a long term committee member of the Illinois Holocaust Museum and Education Center in Skokie, IL and has served on the Board of Directors at the Black Ensemble Theater in Chicago, IL. He has been involved in many local community organizations focused on revitalization of Chicago neighborhoods. In 2008, he  received  a  prestigious  life-work Citibank Heritage award for his non-profit and community work.

Mr. Hardej has a vested interest promoting local food movement. He participated on the Chicago Mayor Daley's task force on Vertical Farming. In conjunction with Chicago City Public Colleges and the Chicago Botanic Garden’s Windy City Harvest organization, Mr. Hardej co-created an innovative Urban Farming/Aquaponics Job Training rehabilitation program and an alternative for at-risk and underemployed inner-city youth.

Mr. Hardej is a frequent public speaker and an advocate for controlled environment agriculture and the good food movement. He has developed partnerships with federal, state and local governments, NGO’s and non-profits to promote the development of high-tech controlled environment farms where most people live – in the city centers. FarmedHere’s and his work has been published on BBC News, Associated Press, Forbes, Fast Company, Wired Magazine, Time, Al Jazeera America, Chicago Tribune and many more media outlets around the U.S. and the Globe.
In 2014 Mr. Hardej was appointed by the Governor of Illinois Hon. Pat Quinn to participate in the Governor’s Local Food, Farms and Jobs Council. Additionally, Mr. Hardej consulted with several municipal bodies including Las Vegas, City of London and New York City on regulatory policies and feasibility for the development of Urban Vertical Farms. He is a sitting judge for the 2016 International Vertical Farm Award by the Association of Vertical Farming.

As a member of the Board, Mr. Hardej will contribute the benefits of his executive leadership and management experience in real estate, architectural design, product merchandising, food safety regulation and vertical farming development and operations. His contributions and deep understanding of all aspects of our business, products and markets will provide substantial experience to expand our operations, guide management and attract clients.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years, except as noted, in any of the following:

•
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner, or any corporation or business association of which he was an executive officer, all at or within two years before the time of such filing,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.
•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for the Company's last two completed fiscal years for all services rendered to the Company.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Chad Sykes	2015	70,000	0	25,500	0	0	0	0	95,500
CEO, Secretary	2014	70,000	0	0	0	0	0	0	70,000

John Choo	2015	50,000	5,000	164,393	0	0	0	0	219,393
President (1)	2014	0	0	0	0	0	0	0	0

(1)  Appointed President on August 14, 2015
(2)  For valuation purposes, the dollar amount shown is calculated based on the market price of the Common Stock on the grant dates. The number of shares granted, the grant date, and the market price of such shares for each Named Executive Officer is set forth below.
Narrative Disclosure to Summary Compensation Table
We currently do not have a stock option plan. We do not currently have an incentive plan that provides compensation intending to serve as an incentive for performance.
Chad Sykes
During fiscal year 2014, Mr. Sykes was our only executive officer and was compensated $70,000 in annual salary.
Mr. Sykes earned total cash compensation for his services to the Company in fiscal year 2015 in the amount of $70,000. This represents his annual base salary for fiscal 2015. The base salary paid to Mr. Sykes for fiscal year 2015 constituted approximately 74.11% of the total compensation paid to Mr. Sykes as set forth in the “Total” column in the Summary Compensation Table.
 In May 2015, the Company issued 50,000 shares of Common Stock to Chad Sykes, our CEO with a valuation of $25,500 ($0.51/share) at the most recent trading price per share of the Company’s stock.

John Choo
Mr. Choo earned total cash compensation for his services to the Company in fiscal year 2015 in the amount of $50,000. Mr. Choo was also provided a cash bonus of $5,000 bringing the total cash compensation paid in fiscal year 2015 to $55,000. The base salary plus bonuses paid to Mr. Choo for fiscal year 2015 constituted approximately 25% of the total compensation paid to Mr. Choo.
Effective August 14, 2015, the Company entered into an employment agreement and the Company issued 355,060 shares of Common Stock to John Choo, our President with valuation of $164,393 ($0.46/share) at the then most recent trading price per share of the Company’s stock. Combined with cash compensation, Mr. Choo's total compensation for fiscal year 2015 was $219,393.
Outstanding Equity Awards
We had no outstanding equity awards as of the fiscal years ended December 31, 2013 or 2014.
Employment Contracts, Termination of Employment, Change-in-Control Arrangements
Agreement with Chad Sykes
We entered into an Executive Employment Agreement as of September 1, 2015, with Chad C. Sykes (the "Executive").  The principal terms of the Agreement are as follows:
Terms of Employment
(a) Position. Chief Executive Officer
(b) Duties. As may be assigned by the Board of Directors not inconsistent with the position.
(c) Dedication. Executive shall devote his full business time and best efforts to the business and affairs of the Company.
Compensation
(a) Base Salary
(i) Salary. $70,000 per year ("Base Salary")
(ii) Adjustments. The Base Salary may be increased, or decreased, from time to time during the term of this Agreement in the sole discretion of the Board of Directors based on the Company's ability to pay.
(b) Incentive Compensation. During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Board of Directors.
Intellectual Property
(a) Ownership. Executive agrees that  all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in from or in connection with the Executive's employment by Company are "work made for hire" within the definition of Section 101 of the Copyright Act (17 U.S.C. 101) and shall remain the sole and exclusive property of Company.
(c) Assignment of Interest. To the extent any work product is not deemed to be a work made for hire within the definition of the Copyright Act, Executive with effect from creation of any and all work product, hereby assigns, and agrees to assign, to Company all right, title and interest in and to such work product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including all extensions and renewals thereof.
(d) Moral Rights. Executive also agrees to waive any and all moral rights relating to the work product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.
(e) Assistance. Executive further agrees to provide all assistance reasonably requested by Company, both during and subsequent to the Term of this Agreement, in the establishment, preservation and enforcement of Company's rights in the work product.

(f) Return of Property. Upon the termination of this Agreement, Executive agrees to deliver promptly to Company all printed, electronic, audio-visual, and other tangible manifestations of work product, including all originals and copies thereof.
Non-Competition
(a) Restrictions. During the term of this Agreement and for a period of 5 years immediately following the termination of this Agreement, Executive shall not, directly or indirectly, without the prior written consent Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant of any Entity engaged in the Restricted Business.
(b)  Exceptions. Executive shall not be deemed to be in contravention of the foregoing if Employee participates as a passive investor holding up to 1% of the equity securities of an Entity engaged in the Restricted Business, which securities are publicly traded.
Non-Solicitation.
During the term of this Agreement and for 5 years after any termination of this Agreement, Executive will not, without the prior written consent of the Company, either directly or indirectly, on Executives' own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company, or any customer of the Company.
Term of Employment
(a) Initial Term. The term of the Executive's employment under this Agreement shall commence on the Effective Date and continue until September 1st, 2016 (the "Term"), unless his employment is sooner terminated by the Board of Directors.
(b) Automatic Renewal. Commencing on September 1st and on each anniversary of that date thereafter, the Term shall be extended for an additional one year period.
(c) Notice Not to Renew. Either party may give notice of the intention not to extend the Term in writing at least 90 days prior to each such anniversary date.
Termination of Employment
(a) Termination Upon Death. This Agreement shall terminate automatically upon the death of the Executive.
(b) Automatic Termination Upon Disability. This Agreement shall terminate automatically upon Total Disability of the Executive.
Total Disability. Total Disability means the Executive is unable to perform the duties set forth in this Agreement for a period of twelve consecutive weeks, or 90 cumulative business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity.
(c) Termination Upon Retirement. The Executive may voluntarily terminate this Agreement at any time by reason of Retirement. Retirement is the cessation by Executive of all full-time employment of any kind.

(d) Termination by the Company For Cause. The Company shall have the right to terminate Executive's employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for "Cause" shall be as defined in the Agreement.
(e) Termination by the Company Without Cause. The Company may, upon a majority vote of the Board of Directors, terminate the Executive's employment under this Agreement without Cause at any time upon 90 days prior written notice to the Executive.
Indemnification.
The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and by its certificate of incorporation, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves in good faith as an officer, director, or employee at the Company's request.
Agreement with John Choo
 We entered into an Executive Employment Agreement as of August 14, 2015, with John Choo (the "Executive").  The principal terms of the Agreement are as follows:
Terms of Employment
(a) Position. President
(b) Duties. As may be assigned by the Board of Directors not inconsistent with the position.
(c) Dedication. Executive shall devote his full business time and best efforts to the business and affairs of the Company.
Compensation
(a) Base Salary

(i) Salary. $60,000 per year ("Base Salary")
(ii) Adjustments. The Base Salary may be increased, or decreased, from time to time during the term of this Agreement in the sole discretion of the Board of Directors based on the Company's ability to pay.
        (iii) Equity. Executive, or an entity controlled by the executive such that the executive is deemed the sole beneficial owner under SEC Rule 13d-3, shall receive a total of 355,060 shares of restricted common stock .
(b) Incentive Compensation. During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Board of Directors.
Intellectual Property
(a) Ownership. Executive agrees that  all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in from or in connection with the Executive's employment by Company are "work made for hire" within the definition of Section 101 of the Copyright Act (17 U.S.C. 101) and shall remain the sole and exclusive property of Company.

(c) Assignment of Interest. To the extent any work product is not deemed to be a work made for hire within the definition of the Copyright Act, Executive with effect from creation of any and all work product, hereby assigns, and agrees to assign, to Company all right, title and interest in and to such work product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including all extensions and renewals thereof.
(d) Moral Rights. Executive also agrees to waive any and all moral rights relating to the work product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.
(e) Assistance. Executive further agrees to provide all assistance reasonably requested by Company, both during and subsequent to the Term of this Agreement, in the establishment, preservation and enforcement of Company's rights in the work product.
(f) Return of Property. Upon the termination of this Agreement, Executive agrees to deliver promptly to Company all printed, electronic, audio-visual, and other tangible manifestations of work product, including all originals and copies thereof.
Non-Competition
(a) Restrictions. During the term of this Agreement and for a period of 5 years immediately following the termination of this Agreement, Executive shall not, directly or indirectly, without the prior written consent Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant of any Entity engaged in the Restricted Business.
(b)  Exceptions. Executive shall not be deemed to be in contravention of the foregoing if Employee participates as a passive investor holding up to 1% of the equity securities of an Entity engaged in the Restricted Business, which securities are publicly traded.
Non-Solicitation.
During the term of this Agreement and for 5 years after any termination of this Agreement, Executive will not, without the prior written consent of the Company, either directly or indirectly, on Executives' own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company, or any customer of the Company.
 Term of Employment

(a) Initial Term. The term of the Executive's employment under this Agreement shall commence on the Effective Date and continue until August 14th, 2016 (the "Term"), unless his employment is sooner terminated by the Board of Directors.
(b) Automatic Renewal. Commencing on September 1st and on each anniversary of that date thereafter, the Term shall be extended for an additional one year period.
(c) Notice Not to Renew. Either party may give notice of the intention not to extend the Term in writing at least 90 days prior to each such anniversary date.
Termination of Employment
(a) Termination Upon Death. This Agreement shall terminate automatically upon the death of the Executive.

(b) Automatic Termination Upon Disability. This Agreement shall terminate automatically upon Total Disability of the Executive.
Total Disability. Total Disability means the Executive is unable to perform the duties set forth in this Agreement for a period of twelve consecutive weeks, or 90 cumulative business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity.
(c) Termination Upon Retirement. The Executive may voluntarily terminate this Agreement at any time by reason of Retirement. Retirement is the cessation by Executive of all full-time employment of any kind.
(d) Termination by the Company For Cause. The Company shall have the right to terminate Executive's employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for "Cause" shall be as defined in the Agreement.
(e) Termination by the Company Without Cause. The Company may, upon a majority vote of the Board of Directors, terminate the Executive's employment under this Agreement without Cause at any time upon 90 days prior written notice to the Executive.
Indemnification.
The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and by its certificate of incorporation, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves in good faith as an officer, director, or employee at the Company's request.
Agreement with John Zimmerman

 We entered into an Executive Employment Agreement as of April 8, 2016, with John Zimmerman (the "Executive").  The principal terms of the Agreement are as follows:
Terms of Employment
(a)    Position. Company hereby employs the Executive as Vice President of Business Development, and the Executive accepts such employment with Company subject to the terms and conditions of this Agreement.

(b)    Duties. Executive shall have such duties and responsibilities as may be assigned by the Board of Directors not inconsistent with the position.

(c)    Dedication. Executive shall devote his full business time and best efforts to the business and affairs of the Company.

(d)    Performance. Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the Company and serve the Company to the best of Executive’s abilities.

(e) Permitted Activities. Executive may:

(i)      serve on industry, trade, civic or charitable boards or committees;

(ii) engage in charitable activities and community affairs; and

(iii)   manage personal investments, as long as such activities do not materially interfere with the performance of Executive's duties and responsibilities.

Compensation

(a)    Incentive Compensation. During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Board of Directors.
(i)  Commissioned Sales. Executive shall not receive an annual base salary. Instead, the Executive shall receive a percentage of closed projects as follows:
•	5% on Purchase Orders (facilities and production finishing hardware) minus taxes, fees and shipping for sole sourced projects that lead to a signed Design Build Agreement.
•	5% of Facilities portion of Purchase Order only on signed Design Build agreements brought in from Authorized Dealers.
•	Discretionary % split agreed to by Executive on a case-by-case basis for supporting services he chooses to bring into closing an agreement.
•	Compensation payments dispersed at the same % rate as the contractually agreed client payments schedule is received from the client/finance group (ie: 5% down, 50% at Purchase Order, 45% at shipping etc.)
ii)    Equity. Executive, or an entity controlled by the executive such that the executive is deemed the sole beneficial owner under SEC Rule 13d-3, shall receive a total of 100,000 shares of restricted common  stock upon execution of this agreement.
Intellectual Property
(a) Ownership. Executive agrees that  all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in from or in connection with the Executive's employment by Company are "work made for hire" within the definition of Section 101 of the Copyright Act (17 U.S.C. 101) and shall remain the sole and exclusive property of Company.
(c) Assignment of Interest. To the extent any work product is not deemed to be a work made for hire within the definition of the Copyright Act, Executive with effect from creation of any and all work product, hereby assigns, and agrees to assign, to Company all right, title and interest in and to such work product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including all extensions and renewals thereof.
(d) Moral Rights. Executive also agrees to waive any and all moral rights relating to the work product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.
(e) Assistance. Executive further agrees to provide all assistance reasonably requested by Company, both during and subsequent to the Term of this Agreement, in the establishment, preservation and enforcement of Company's rights in the work product.
(f) Return of Property. Upon the termination of this Agreement, Executive agrees to deliver promptly to Company all printed, electronic, audio-visual, and other tangible manifestations of work product, including all originals and copies thereof.

Non-Solicitation.
During the term of this Agreement and for 5 years after any termination of this Agreement, Executive will not, without the prior written consent of the Company, either directly or indirectly, on Executives' own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company, or any customer of the Company.
 Term of Employment
(a) Initial Term. The term of the Executive's employment under this Agreement shall commence on the Effective Date and continue until April 8, 2016 (the "Term"), unless his employment is sooner terminated by the Board of Directors.
(b) Automatic Renewal. Commencing on September 1st and on each anniversary of that date thereafter, the Term shall be extended for an additional one year period.
(c) Notice Not to Renew. Either party may give notice of the intention not to extend the Term in writing at least 90 days prior to each such anniversary date.
Termination of Employment
(a) Termination Upon Death. This Agreement shall terminate automatically upon the death of the Executive.
(b) Automatic Termination Upon Disability. This Agreement shall terminate automatically upon Total Disability of the Executive.
Total Disability. Total Disability means the Executive is unable to perform the duties set forth in this Agreement for a period of twelve consecutive weeks, or 90 cumulative business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity.
(c) Termination Upon Retirement. The Executive may voluntarily terminate this Agreement at any time by reason of Retirement. Retirement is the cessation by Executive of all full-time employment of any kind.
(d) Termination by the Company For Cause. The Company shall have the right to terminate Executive's employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for "Cause" shall be as defined in the Agreement.
(e) Termination by the Company Without Cause. The Company may, upon a majority vote of the Board of Directors, terminate the Executive's employment under this Agreement without Cause at any time upon 90 days prior written notice to the Executive.
Indemnification.
The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and by its certificate of incorporation, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves in good faith as an officer, director, or employee at the Company's request.

Director Compensation
The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named directors by the Company during the year ended December 31, 2015.
Name (1)	Fees Earned Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Chad Sykes	0	0	0	0	0	0	0

John Choo (1)	0	28,318	0	0	0	0	28,318

William Jamieson (2) (3)	0	28,315	0	0	0	0	28,315

John Zimmerman (4)	0	19,361	0	0	0	0	19,361

(1) On March 13, 2015, we entered into a Director Agreement with John Choo. The Agreement provides Mr. Choo will be compensated as follows:

    A. Expenses. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company.
    B. Stock Awards. The Company shall award to the Director 166,560 shares of Common Stock pursuant to the Company's 2015 Stock Incentive. The table below sets forth the award date, amount and vesting date.
Date of Award	Number of Shares	Date of Vesting
March 13, 2015	20,820	May 31, 2015
June 1, 2015	20,820	August 31, 2015
September 1, 2015	20,820	November 30, 2015
December 1, 2015	20,820	February 29, 2016
March 1, 2016	20,820	May 31, 2016
June 1, 2016	20,820	August 31, 2016
September 1, 2016	20,820	November 30, 2016
December 1, 2016	20,820	March 13, 2017
Total	166,560

If the Director is a Director both at the Date of Award and Date of Vesting, the shares for each award in the Table above shall be fully vested, a certificate representing the shares shall be issued and shall be non-forfeitable. If the Director is not a Director at the Date of Award, the shares for each award in the Table above at that date and thereafter shall not be awarded.  If the Director is a Director at the Date of Award and not at the Date of Vesting, the shares for each such award in the Table above shall be forfeited, no shares shall be issued thereafter and a certificate representing the shares shall not be issued.

(2) On March 1, 2015, we entered into a Director Agreement with William Jamieson. In connection with his resignation as a Director on May 9, 2016 and resulting automatic termination of his Director Agreement.  In connection with the termination, Mr. Jamieson was issued 83,280 shares of common stock.
(3)  On May 9, 2016, we entered into a Director Agreement with Paul Hardej.
The Agreement provides Mr. Hardej will be compensated as follows:
    A. Expenses. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company.
    B. Stock Options. The Company shall award to the Director 166,560 shares of Common Stock. The table below sets forth the award date, amount and vesting date.
Date of Award	Number of Shares	Date of Vesting
May 9, 2016	20,820	August 9, 2016
August 10, 2016	20,820	November 10, 2016
November 11, 2016	20,820	February 11, 2017
February 12, 2017	20,820	May 12, 2017
May 13, 2017	20,820	August 13, 2017
August 14, 2017	20,820	November 14, 2017
November 14, 2017	20,820	February 14, 2018
February 15, 2018	20,820	May 9, 2018
Total	166,560
If the Director is a Director both at the Date of Award and Date of Vesting, the shares for each award in the Table above shall be fully vested, a certificate representing the shares shall be issued and shall be non-forfeitable. If the Director is not a Director at the Date of Award, the shares for each award in the Table above at that date and therafter shall not be awarded.  If the Director is a Director at the Date of Award and not at the Date of Vesting, the shares for each such award in the Table above shall be forfeited, no shares shall be issued thereafter and a certificate representing the shares shall not be issued.
(4) On April 15, 2015, we entered into a Director Agreement with John Zimmerman. The Agreement provides Mr. Zimmerman will be compensated as follows:
    A. Expenses. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company.
    B. Stock Awards. The Company shall award to the Director 166,560 shares of Common Stock pursuant to the Company's 2015 Stock Incentive. The table below sets forth the award date, amount and vesting date.
Date of Award	Number of Shares	Date of Vesting
April 15, 2015	20,820	July 15, 2015
July 16, 2015	20,820	October 16, 2015
October 17, 2015	20,820	January 17, 2016
January 18, 2016	20,820	April 18, 2016
April 19, 2016	20,820	July 19, 2016
July 20, 2016	20,820	October 20, 2016
October 21, 2016	20,820	January 21, 2017
January 22, 2017	20,820	April 22, 2017
Total	166,560

If the Director is a Director both at the Date of Award and Date of Vesting, the shares for each award in the Table above shall be fully vested, a certificate representing the shares shall be issued and shall be non-forfeitable. If the Director is not a Director at the Date of Award, the shares for each award in the Table above at that date and thereafter shall not be awarded.  If the Director is a Director at the Date of Award and not at the Date of Vesting, the shares for each such award in the Table above shall be forfeited, no shares shall be issued thereafter and a certificate representing the shares shall not be issued.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no related party transactions in 2014 or 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our director, and our executive officer and director as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 5300A East Freeway, Houston, Texas 77020.

Name	Number of Shares of Common stock	Percentage
Chad Sykes *	4,674,000	40.119%
John Choo *	417,520	3.584%
William Jamieson * [1]	62,460	0.536%
John Zimmerman *	41,640	0.357%
Zhou Ying	817,666	7.018%

* All executive officers and directors as a group [4 persons] [1]	5,195,620	44.596%

[1]  Mr. Jamieson resigned as a Director and Mr. Hardej became a new director on May 9, 2016.  This table is as of December 31, 2016 and thus does not reflect this change.  Mr. Hardej currently owns no shares of our common stock.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 11,204,571 shares of common stock outstanding as of December 31, 2015.

DESCRIPTION OF PURCHASE AGREEMENT

General

On January 30, 2016, we entered into the Purchase Agreement with Kodiak Capital and entered into a registration rights agreement (the “Registration Rights Agreement”) with Kodiak Capital. Pursuant to the terms of the Registration Rights Agreement, we agreed to register for resale all of the shares that may be issued to Kodiak Capital under the Purchase Agreement.

Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) the shares that may be issued to Kodiak Capital upon conversion under the Purchase Agreement.

We do not have the right to commence any sales to Kodiak Capital under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter, we may, from time to time and at our sole discretion, direct Kodiak Capital to purchase shares of our common stock. The purchase price per share will be equal to 80% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following our request for Kodiak Capital to purchase the shares.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, we may direct Kodiak Capital to purchase up to $2,000,000 shares of our common stock. The closing of the sale of the shares will occur on the sixth trading day following our request for Kodiak Capital to purchase the shares. The purchase price per share will be equal to 80% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following our request for Kodiak Capital to purchase the shares (the “Valuation Period”). If during the Valuation Period, the Purchase Price falls below $0.50, the Investor may elect to purchase all, or any portion thereof, of the Put Shares for $0.50. There is no minimum amount that we may require Kodiak Capital to purchase at any one time. The Company may not require Kodiak Capital to purchase shares under the Purchase Agreement if such purchase would result in Kodiak Capital’s beneficial ownership exceeding 9.99% of the outstanding common stock. Other than as set forth above, there are no trading volume requirements or restrictions under Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Kodiak Capital under the Purchase Agreement.

Conditions to Sales

Under the Purchase Agreement, the following conditions must be satisfied in order for us to sell shares of our common stock to Kodiak Capital:

●
The registration statement of which this prospectus forms a part, and any amendment or supplement thereto, must be effective for the sale by Kodiak Capital of the shares to be purchased by it, and (i) neither we nor Kodiak Capital have received notice that the SEC has issued or intends to issue a stop order with respect to the registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, or intends or has threatened to do so and (ii) there is no other suspension of the use or withdrawal of the effectiveness of the registration statement or this prospectus.

●
Our representations and warranties contained in the Purchase Agreement must be true and correct in all material respects (except for representations and warranties specifically made as of a particular date), except for any conditions that have temporarily caused any representations or warranties to be incorrect and which have been corrected with no continuing impairment to us or the Kodiak Capital.

●	We must have performed in all material respects all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us.

●
No statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Purchase Agreement, and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Purchase Agreement.

●
The trading of our common stock has not been suspended by the SEC, the principal trading market for our common stock or Financial Industry Regulatory Authority, Inc. and our common stock has been approved for listing or quotation on and has not been delisted from such principal market.

●
The number of shares of our common stock to be purchased by Kodiak Capital at a particular closing may not exceed the number of shares that, when aggregated with all other shares of common stock then beneficially owned by it, would result in Kodiak Capital owning more than 9.99% of all of our outstanding common stock.

●	We must have no knowledge of any event more likely than not to have the effect of causing the registration statement of which this prospectus forms a part to be suspended or otherwise ineffective.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Kodiak Capital to terminate the Purchase Agreement.

No Short-Selling by Kodiak Capital

Kodiak Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares of common stock registered in this offering are expected to be freely tradable. The sale by Kodiak Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.

It is anticipated that shares registered in this offering under issuable under the Purchase Agreement will be sold over a period commencing on the date that the registration statement including this prospectus becomes effective through the one-year anniversary thereafter. Kodiak Capital may ultimately purchase all, some or none of the shares of common stock not yet issued but registered in this offering. If we sell these shares to Kodiak Capital, Kodiak Capital may sell all, some or none of such shares. Therefore, sales to Kodiak Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Kodiak Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Kodiak Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Kodiak Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Kodiak Capital to purchase up to $2,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Kodiak Capital, we may be authorized to issue and sell to Kodiak Capital under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Kodiak Capital under this prospectus is dependent upon the number of shares we direct Kodiak Capital to purchase under the Purchase Agreement.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of April 10, 2016, by the selling stockholder prior to the offering contemplated by this prospectus, the number of shares the selling stockholder is offering by this prospectus and the number of shares it would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with rules of attribution as promulgated by the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 11,958,361 shares of our common stock issued and outstanding as of April 10, 2016. The selling stockholder does not hold any options, warrants or other securities exercisable for or convertible into shares of our common stock.

Selling stockholders	Shares Beneficially Owned Before this Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering(2)	Number Of Shares Beneficially Owned After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering(3)
Kodiak Capital Group, LLC (4)	300,000	2.51%	2,000,000	300,000	2.15%

(1)	Based on 11,958,361 outstanding shares of our common stock as of April 10, 2016.

(2)
Because the actual date and price per share for the Company’s put right under the Purchase Agreement is unknown, price and purchase price under the Purchase Agreement are unknown. Accordingly, the actual shares issuable pursuant the Purchase Agreement may be more or less than the amount of shares being registered herein.

(3)	Based on 13,958,361 outstanding shares should all shares registered hereunder be issued.

(4)
A Delaware limited liability company owned and controlled by Ryan C. Hodson. Kodiak Capital Group, LLC is not a broker-dealer or affiliate of a broker dealer. The address of this selling shareholder is 260 Newport Center Drive, Newport Beach, CA 92660.

Except for the Purchase Agreement and other documents ancillary thereto, and the shares as described in this prospectus, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and the selling stockholder.

PLAN OF DISTRIBUTION
Equity Purchase Agreement / Registration Rights Agreement

On January 30, 2016, we entered into an Equity Purchase Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC in order to establish a possible source of funding for us.

Under the Equity Purchase Agreement, Kodiak has agreed to provide us with up to $2,000,000 of funding during the period beginning on the effective date of this prospectus and ending on the one-year anniversary thereof. 2,000,000 shares of our common stock are being registered pursuant to this prospectus pursuant to a Put Notice(s) under the Purchase Agreement. During this period, we can deliver a put under the Equity Purchase Agreement by selling shares of our common stock to Kodiak and Kodiak will be obligated to purchase the shares. A put transaction must close before we can deliver another put notice to Kodiak.

We may request a put by sending a put notice to Kodiak, stating the amount of the put. During the five trading days following a notice, we will calculate the amount of shares we will sell to Kodiak and the purchase price per share. The number of shares of Common Stock that Kodiak shall purchase pursuant to each put notice shall be determined by dividing the amount of the put by the purchase price.

The purchase price per share of common stock will be set at eighty percent (80%) of the lowest closing bid price of our common stock during the pricing period, which is five consecutive days following a put notice.

There is no minimum amount we can put to Kodiak at any one time. Upon effectiveness of the Registration Statement, the Company shall deliver instructions to its transfer agent to issue shares of Common Stock to Kodiak free of restrictive legends on or before each closing date.

Pursuant to the Purchase Agreement, Kodiak and its affiliates shall not be issued shares of our common stock that would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock.

Kodiak will not engage in any “short-sale” (as defined in Rule 200 of Regulation SHO) of our common stock at any time during this Agreement. On January 30, 2016, we entered into a Registration Rights Agreement with Kodiak requiring, among other things, that we prepare and file with the SEC a Registration Statement on Form S-1 covering the shares issuable to Kodiak under the Equity Purchase Agreement.

As per the Equity Purchase Agreement, none of Kodiak’s obligations thereunder are transferrable and may not be assigned to a third party.

Kodiak Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Purchase Agreement.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in Indoor Harvest will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling stockholder that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling stockholder of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 55,000,000 shares of capital stock, of which 50,000,000 shares are common stock, par value $0.001 per share, and 5,000,000 are preferred stock, par value $0.01 per share. As of April 10, 2016, there were issued and outstanding:

●	11,958,361 shares of common stock;

●	no shares of preferred stock;

Common Stock

Holders of our common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the corporation, holders of common stock are to share in all assets remaining after the payment of liabilities. Holders of common stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes 5,000,000 shares of Series A preferred stock. It permits our Board of Directors to fix the powers, preferences, rights, qualifications, limitations or restrictions of the preferred stock and any series thereof.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Certain provisions of Texas Law, allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Neither our Certificate of Formation nor or Bylaws provide specifically for indemnification of officers or directors, and as such we may only provide such indemnification as is provided for in Texas Law.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, officer and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon by the law firm of Williams Securities Law Firm, Tampa, Florida.

EXPERTS

The audited financial statements for the years ended December 31, 2015 and 2014 included in this Prospectus and the Registration Statement have been audited by Thayer & Oneal, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Securities Law Firm, P.A., Tampa, Florida. Michael T. Williams, principal of Williams Securities Law Firm, P.A., owns 399,500 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. We make available through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the Securities and Exchange Commission. Our website is located at http://www.indoorharvest.com. You can also request copies of such documents, free of charge, by contacting the company at 5300 East Freeway, Suite A, Houston, Texas 77020, Attention: Chad Sykes.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Indoor Harvest Corp

We have audited the accompanying financial statements of Indoor Harvest Corp, which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the financial statements. Indoor Harvest Corp's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indoor Harvest Corp as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years ended December 31, 2015 and 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Indoor Harvest Corp will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/S/ Thayer O’Neal Company, LLC
Thayer O’Neal Company, LLC
Sugar Land, TX
March 23, 2016

INDOOR HARVEST CORP
BALANCE SHEETS
December 31, 2015 and 2014

	2015	2014
ASSETS
Current assets:
Cash	$100,906	$411,669
Accounts receivable	59,200	-
Inventory	7,001	-
Prepaid expenses	1,697	-

Total current assets	168,804	411,669

Furniture and equipment, net	193,737	170,454
Security deposit	12,600	12,600
Intangible asset, net	9,318	2,000
Other assets	48,783	68,083
Total assets	$433,242	$664,806

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable & accrued expenses	$40,891	$7,185
Accrued payroll	6,285	5,034
Deferred rent	9,778	9,026
Billing in excess of costs and estimated earnings	19,931	-
Total current liabilities	76,885	21,245

Long term liabilities
Note payable	33,262	-
Total liabilities	110,147	21,245

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 authorized; none shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively
Common stock: $0.001 par value, 50,000,000 shares authorized; 11,204,571 and 9,252,388 shares issued and outstanding at December 31, 2015 and 2014, respectively	11,204	9,251
Additional paid-in capital	2,233,663	1,299,389
Less: Stock subscription receivable	-	(10,000)
Accumulated deficit	(1,921,772)	(655,079)
Total Stockholders' equity	323,095	643,561
Total liabilities and stockholders' equity	$433,242	$664,806

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF OPERATIONS
December 31, 2015 and 2014

	2015	2014

Revenues	$89,200	$-
Cost of Sales	64,668	-
Gross Income	24,532	-

Operating Expenses
Depreciation expense	$46,444	$16,715
Research and development	20,518	36,080
Professional fees	239,544	148,791
General and administrative	973,091	241,955
Loss from operations	(1,279,597)	(443,541)

Other income (Expense)	(11,628)	259
Net loss	$(1,266,693)	$(443,282)

Net loss per common share:
Net loss per share, basic and diluted	$(0.12)	$(0.05)

Weighted average number
of common shares outstanding:
Basic and diluted	10,202,294	8,235,457

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2015 and 2014

	Preferred Stock, $0.01 Par Value		Common Stock, $0.001 Par Value					Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Subscription Receivable

Balances, December 31, 2013	-	-	6,505,381	$6,505	$359,134	$(211,797)	$-	$153,842

Issuance of common stock	-	-
For cash	-	-	2,474,000	2,474	872,276	-	(10,000)	864,750
For services	-	-	273,007	272	67,979	-	-	68,251
Net loss	-	-	-	-	-	(443,282)	-	(443,282)

Balances, December 31, 2014	-	-	9,252,388	9,251	1,299,389	(655,079)	(10,000)	643,561

Issuance of common stock
For cash	-	-	836,000	836	417,164	-	-	418,000
For services	-	-	1,116,183	1,117	517,110	-	-	518,227
Collection of stock subscription receivable	-	-	-	-	-	-	10,000	10,000
Net loss	-	-	-	-	-	(1,266,693)	-	(1,266,693)

Balances, December 31, 2015	-	-	11,204,571	$11,204	$2,233,663	$(1,921,772)	$-	$323,095

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net loss	$(1,266,693)	$(443,282)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	46,444	16,715
Loss on the sale other asset	10,050	-
Stock issued for services - related party	295,828	68,251
Stock issued for services	222,399	-
Changes in operating liability:
Decrease in deferred rent	752	-
Increase in other assets	-	(68,083)
Increase in accounts receivable	(59,200)	-
Increase in inventory	(7,001)	-
Increase in prepaid expense	(1,697)	-
Increase in accounts payable and accrued expenses	33,706	15,064
Decrease in costs and estimated earnings in excess of billings	19,931	-
Decrease in accrued compensation	1,251	-
Net cash used in operating activities	(704,230)	(411,335)

Cash flows from investing activities:
Proceeds from sale of equipment	9,250	-
Cash paid for security deposit	-	(12,600)
Purchase of equipment	(77,045)	(151,163)
Net cash used in investing activities	(67,795)	(163,763)

Cash flows from financing activities:
Proceeds from note payable	36,100	-
Repayments of note payable	(2,838)	-
Collection of stock subscription receivable	10,000	(10,000)
Issuance of common stock for cash	418,000	874,750
Net cash provided by financing activities	461,262	864,750

Increase cash and cash equivalents	(310,763)	289,652
Cash and cash equivalents at beginning of period	411,669	122,017
Cash and cash equivalents at end of period	$100,906	$411,669

Supplementary disclosure of non-cash financing activity:
Sale of stock for subscriptions receivable	$-	$-

Supplementary disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,482	-
Income taxes	$-	-

The Accompanying Notes are an Integral Part of these Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of operations and organization

Indoor Harvest Corp., or the "Company," is a Texas corporation formed on November 23, 2011.  Indoor Harvest Corp., through its brand name Indoor Harvest™, is a company specializing in equipment design, development, marketing and direct-selling of commercial grade aeroponics fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA").

Indoor Harvest Corp is a Design-Build contractor for the vertical farming and indoor farming industry. The Company’s principal lines of business are engineering, procurement and construction services as well as manufactures a variety of indoor farming fixtures and equipment. The Company provides its products and services worldwide for controlled environment and building integrated agricultural operators.

Basis of presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to the estimated useful lives of equipment for purposes of depreciation and the valuation of common shares issued for services, equipment and the liquidation of liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less to be cash and cash equivalents.

Accounts receivable and concentrations

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms, without discounts. The Company periodically evaluates the collectability of its accounts receivable and considers the need to adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. We have determined that as of December 31, 2015 no allowance was required.

At December 31, 2015, the Company had a concentration of accounts receivable of $59,200 from one customer totaling 100%.

For the year ended December 31, 2015, the Company had a concentration of sales of $89,200 with one customer totaling 100%.

For the year ended December 31, 2015, the Company had a purchasing concentration of $44,970 with Illumitex, a manufacturer of LED lighting totaling 71%.

There were no such concentrations for the year ended December 31, 2014.

Inventories

Inventory consists primarily of raw materials and packaging materials and is valued at the lower of cost or market. Cost is determined using the weighted average method and average cost is recomputed after each inventory purchase or sale. Inventory is periodically reviewed in order to identify obsolete or damaged inventory and impaired values. Inventory is comprised of raw materials such as steel for our framing systems and packaging materials such as boxes and pallets valued at $7,001 at December 31, 2015.

Revenue Recognition

The Company will recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured. The Company will generate revenue from the design and installation of the equipment.

Revenue from construction contracts are reported under the percentage-of-completion method for financial statement purposes.  The estimated revenue for each contract reflected in the financial statements represent that percentage of estimated total revenue that costs incurred to date bear to estimated total costs, based on the Company’s current estimates.  With respect to contracts that extend over one or more accounting periods, revisions in costs and revenue estimates during the course of the work are reflected in the period the revisions become known.  When current estimates of total contract costs indicate a loss, provision is made for the entire estimated loss.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed.  The liability, “Estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.

Billing practices for these projects are governed by the contract terms of each project based upon actual costs incurred, achievement of milestones, or pre-agreed schedules. Billings do not necessarily correlate with revenue recognized under the percentage-of-completion method of accounting.  With the exception of claims and change orders that are in the process of being negotiated with customers, unbilled work is usually billed during normal billing processes following achievement of the contractual requirements.

For the year ended December 31, 2015, 100% of revenues were earned under this method.

For the year ended December 31, 2014, the Company had no revenues.

Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

Loss per Share

Basic earnings per share amounts are calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the weighted average numbers of shares of common stock outstanding for the periods, including dilutive effects of stock options, warrants granted and convertible preferred stock. Dilutive options and warrants that are issued during a period or that expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Since Indoor Harvest has incurred losses for all periods, the impact of the common stock equivalents would be anti-dilutive and therefore are not included in the calculation.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with GAAP. For certain of our financial instruments, including cash, accounts payable, and the short-term portion of long-term debt, the carrying amounts approximate fair value due to their short maturities.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740—Income Taxes, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. The Company provides for deferred taxes on temporary differences between the financial statements and tax basis of assets using the enacted tax rates that are expected to apply to taxable income when the temporary differences are expected to reverse.

FASB ASC 740 establishes a more-likely-than-not threshold for recognizing the benefits of tax return positions in the financial statements. Also, the statement implements a process for measuring those tax positions that meet the recognition threshold of being ultimately sustained upon examination by the taxing authorities. There are no uncertain tax positions taken by the Company on its tax returns. The Company files tax returns in the U.S. and states in which it has operations and is subject to taxation. Tax years subsequent to 2008 remain open to examination by U.S. federal and state tax jurisdictions. Tax years 2015, 2014, 2013, 2012 and 2011, remain subject to examination by the IRS and respective states.

Property and Equipment

Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful life of the asset or the underlying lease term for leasehold improvements, whichever is shorter. The estimated useful life by asset description is noted in the following table:

Asset Description	Estimate Useful Life (Years)

Furniture & Equipment	3-5
Tooling Equipment	10
Leasehold improvements	*

* The shorter of 5 years or the life of the lease.

Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in other income.

Intangible Asset

The Company's intangible assets consist of domain names and is accounted for as an indefinite lived intangible asset in accordance with ASC 350 "Goodwill and Other Intangible Assets" ("ASC 350").  It also includes software and is amortized over a 3-5 year period.

Domain names are not being amortized as they are determined to have indefinite lives.

Intangible assets are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairment charges taken during the years ended December 31, 2015 and 2014

Patent and Patent Application Expenses

Although the Company believes that its patent and underlying technology will have continuing value, the amount of future benefits to be derived from the patent is uncertain. Therefore, patent costs are expensed as incurred.

Research and Development

Research and development expenditures are charged to expense as incurred. Research and development expense was as follows:

	Years Ended
	December 31, 2015	December 31, 2014
Research and development expense	$20,518	$36,080

Advertising Expense

Advertising and promotional costs are expensed as incurred. Advertising expense was as follows:

	Years Ended
	December 31, 2015	December 31, 2014
Advertising expense	$45,238	$7,241

Reclassifications

Certain expense items have been reclassified in the statement of operations for the year ended December 31, 2014, to conform to the reporting format adopted for the year ended December 31, 2015.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) - Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this Update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In July 2015, FASB issued Accounting Standards Update (“ASU”) No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory” more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS).  The amendments in this ASU do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure inventory within the scope of this Update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, this ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in this ASU should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In August 2015, FASB issued Accounting Standards Update (“ASU”) No.2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” defers the effective date ASU No. 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. All other entities should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. All other entities may apply the guidance in ASU No. 2014-09 earlier as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period. All other entities also may apply the guidance in Update 2014-09 earlier as of an annual reporting period beginning after December 15, 2016, and interim reporting periods within annual reporting periods beginning one year after the annual reporting period in which the entity first applies the guidance in ASU No. 2014-09. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

 We do not believe any other recent pronouncements will have any impact on our presentation of financial position or results of operations.

NOTE 2 - GOING CONCERN

As reflected in the accompanying financial statements, the Company had a net loss of $1,266,693, net cash used in operations of $704,230 and has an accumulated deficit of $1,921,771, for the year ended December 31, 2015. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on Management's plans which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity financings. The Company will likely rely upon related party debt or equity financing in order to ensure the continuing existence of the business.

The business plan of the Company is to engage in the design, development, marketing and direct-selling of commercial grade aeroponics fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA"). During the next twelve months, the Company's strategy is to: complete ongoing product development; commence product marketing, product assembly and sales; construct a demonstration CEA and BIA farm; and offer design-build services. The Company's long-term strategy is to direct sale, license and franchise their patented technologies and methods.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2015 and December 31, 2014:

	December 31, 2015	December 31, 2014
Furniture and equipment	$113,308	$84,551
Tooling equipment	27,015	18,309
Leasehold improvements	57,780	33,778
Computer equipment	5,914	4,780
Research and development lab	59,482	52,616
Total	263,499	194,034
Less: accumulated depreciation and amortization	(69,762)	(24,603)
Property & equipment, Net	$193,737	$169,431

Depreciation expense for the years ended December 31, 2015 and 2014, totaled $46,444 and $16,715, respectively.

During the year ended December 31, 2014, the Company paid deposits and or acquired equipment totaling $68,083 which has not been placed in service as of December 31, 2014 and is included in Other Assets as of December 31, 2014. During the year ended December 31, 2015 the Company sold $19,300 of other assets in exchange for $9,300 and recorded a loss on the sale of equipment of $10,050.  The remaining balance of Other Assets as of December 31, 2015 is $48,783.

NOTE 4 – COMMITMENTS & CONTINGENCIES

On December 7, 2015, the Company entered into a consulting agreement where the advisor agreed to provide advertising and promotion services to the Company. The term of this agreement is three months.   As a compensation for services the Company will issue 125,000 shares of common stock with a fair value of $47,500 ($0.38/share), based upon the most recent trading price per share of the Company’s stock and $2,000. For the year ended December 31, 2015 the Company issued 125,000 common shares and paid $2000.

A Cannabis Production Pilot Agreement ("Agreement") was entered into as of the 18th day of December 2014 by and between Indoor Harvest Corp. ("Indoor Harvest"), a Texas Corporation, and Tweed Marijuana Inc. ("Tweed"), a Canadian company.

Tweed Marijuana Inc. is a TSX Venture Exchange listed company. Its wholly owned subsidiaries Tweed Inc. and Tweed Farms Inc. (formerly Prime1 Construction Services Corp.) are licensed producers of medical cannabis in Canada. The principal activities of Tweed are the production and sale of cannabis through its wholly owned subsidiaries out of Tweed Inc.'s facility in Smiths Falls, Ontario and Tweed Farms Inc.'s facility in Niagara-on-the-Lake, Ontario as regulated by the Marihuana for Medical Purposes Regulations.

Indoor Harvest will be provided exclusive manufacturing rights for a period of 10 years on the New IP developed under the Agreement. All equipment manufactured by Indoor Harvest will be provided to Tweed by way of a "cost plus agreement" not to exceed 15% allowable for profit.

Both parties are responsible for the costs associated with meeting their obligations outlined in this Agreement. Under no circumstance, do Tweed's costs exceed those associated with the cost of plants, labor and general costs of production including water and electricity.  However, any costs related to third party laboratory analysis and testing of phytocannabinoids will be shared equally by both parties.

On February 20, 2014 the Company signed a 60 month lease on a 10,000 sqft. office/warehouse facility and paid a deposit of $12,600. The monthly base rent is $4,200 increasing 6% every two years for the term of the lease. The property is adequate for all of the Company's currently planned activities.

Deferred rent payable at December 31, 2015 was $9,778. Deferred rent payable is the sum of the difference between the monthly rent payment and the straight-line monthly rent expense of an operating lease that contains escalated payments in future periods.

Rent expense for the periods noted is as follows:

	Twelve months ended
	December 31, 2015	December 31, 2014
Rent expense	$50,952	$42,626

At December 31, 2015, rental commitments are as follows:

Year	Amount
2016	$52,416
2017	53,424
2018	55,560
2019	18,876
$180,276

On September 18, 2013, the Company entered into a material transfer agreement with the Massachusetts Institute of Technology's Media Lab ("MIT") to provide aeroponics system components and fixtures to be used for the purpose of developing a wall facade aeroponics system as part of MIT Media Lab's Changing Places research. The Company is responsible for providing technical assistance and materials.  In connection with this agreement, MIT has agreed to reimburse the Company $12,242 in costs incurred as of December 31, 2014; the Company has recorded this reimbursement as Other Assets as of December 31, 2014 and a reduction in research and development expense.

NOTE 5 - LOAN PAYABLE

On June 5, 2015, the Company entered into a five year loan agreement totaling $36,100. The loan carries an interest rate of 10.25%. During the year ended December 31, 2015 the Company repaid $2,838 of the principal and the remaining balance is $33,262.

NOTE 6 - RELATED PARTY TRANSACTIONS

On March 1, 2015, the Company entered into a Director Agreement with William Jamieson. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company. The Company shall award to the Director 166,560 shares of common stock pursuant to the Company's 2015 Stock Incentive over a two year period as directed in the Director Agreement.  For the year ended December 31, 2015, the Company issued 62,460 shares of common stock having a fair value of $28,315 ($0.30 - $0.55/share) based upon the most recent trading price per share of the Company’s common stock (See Note 8).

On August 14, 2015, the Company entered into an employment agreement with John Choo, the executive to serve as a Company President.  The term of the agreement will continue until August 14, 2016, unless the employment is sooner terminated by the Board of Directors.  As compensation for services, the employee will receive annual compensation of $60,000. In addition, the employee will receive 355,060 shares of common stock.  In addition, the Company shall award to the Director 166,560 shares of common stock pursuant to the Company's 2015 Stock Incentive over a two year period as directed in the Director Agreement. For the year ended December 31, 2015, the Company issued 355,060 shares in common stock having a fair value of  $164,393 ($0.46/share) and 62,460 shares of common stock having a fair  value of $28,315 ($0.30 - $0.55/share) based upon the most recent trading price per share of the Company’s common stock (See Note 8).

In May 2015, the Company issued 50,000 shares of Common stock to Chad Sykes, our CEO having a fair value of $25,500 ($0.51/share) based upon the most recent trading price per share of the Company’s common  stock (See Note 8).

In November 17, 2015 the Company issued 125,000 shares of Common stock to the Company's legal counsel as part of legal fees having a fair value of $56,250 ($0.45/share) based upon the most recent trading price per share of the Company’s common stock (See Note 8).

In January of 2014, the Company entered into an advisory agreement where the advisor agreed to act as a mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions. The Company issued 65,552 common shares in connection with this agreement with a fair value of $16,388 ($0.25/share) based upon the most recent trading price per share of the Company’s common stock. All shares to be issued per this agreement have been issued.

In January of 2014, the Company issued 207,455 shares of Common stock to the Company's legal counsel as part of legal fees with a fair value of $51,864 ($0.25/share) based upon the most recent trading price per share of the Company’s common stock.

NOTE 7 - INCOME TAXES

Indoor Harvest operates in the United States; accordingly, federal and state income taxes have been provided based upon the tax laws and rates of the U.S. Deferred taxes are determined based on the temporary differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse.

The components of deferred income tax assets and liabilities as of December 31, 2015 are as follows:

	Years ended December 31,
Description	2015	2014

Deferred tax assets:
Net operating losses	$458,202	$199,054
Deferred tax liabilities:
Accelerated tax depreciation	$16,911	$9,830
Net deferred tax assets	441,291	189,224
Less: valuation allowance	(441,291)	(189,224)
Net	$-	$-

At December 31, 2015 and 2014, the Company has provided a full valuation allowance for the deferred tax assets. The Company’s accumulated net operating loss as of December 31, 2015 of $1,347,653, if not used, will begin to expire in 2035.

This loss carry forward expires according to the following schedule:

Years Ending December 31,	Amount
2033	$217,074
2034	368,378
2035	762,201
Total	$1,347,653

NOTE 8 - SHAREHOLDERS' EQUITY

Preferred Stock

On August 3, 2015, the Company's Board of Directors signed a written action that included the following:

•	The Board of Directors have approved the creation of 5,000,000 shares of Series A Convertible Preferred Stock and to take the required steps to amend the Corporations articles of incorporation and any other such SEC filings, or Company records as needed
•	The Board of Directors have approved a Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock.
•	The Board of Directors have approved a Regulation D, Rule 506(c) offering of up to 5,000,000 shares of Series A Convertible Preferred Stock in order to raise up to $5,000,000 in capital per the Company's Plan of Operation and to take the steps to file the required SEC and State filings

For the year ended December 31, 2015, none of the preferred stock was issued and outstanding.

Common Stock

In January of 2014, the Company entered into an advisory agreement where the advisor agreed to act as a mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions. The Company issued 65,552 common shares in connection with this agreement with a fair value of $16,388 ($0.25/share) based upon the most recent trading price per share of the Company’s stock. All shares to be issued per this agreement have been issued.

In January of 2014, the Company issued 207,455 shares of Common stock to the Company's legal counsel as part of legal fees with a fair value of $51,864 ($0.25/share) based upon the most recent trading price per share of the Company’s stock.

During the year ended December 31, 2014, the company issued a total of 2,474,000 shares of common stock ($0.25-0.50/share) for cash totaling $864,750 and a subscription receivable of $10,000.

In January of 2015, the Company issued 144,000 shares of common stock to the Company's legal counsel as part of legal fees with a valuation of $72,000 ($0.50/share) at the most recent price per share for cash sales of the Company's stock.

On March 1, 2015, we entered into a Director Agreement with William Jamieson. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company. The Company shall award to the Director 166,560 shares of common stock pursuant to the Company's 2015 Stock Incentive over a two year period as directed in the Director Agreement.  On May 31, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $10,618 ($0.51/share) based upon the most recent trading price per share of the Company’s stock.  On August 31, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $11,451 ($0.55/share) based upon the most recent trading price per share of the Company’s stock.  On November 30, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $6,246 ($0.30/share) based upon the most recent trading price per share of the Company’s common stock.

On March 13, 2015, we entered into a Director Agreement with John Choo. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company. The Company shall award to the Director 166,560 shares of common stock pursuant to the Company's 2015 Stock Incentive over a two year period as directed in the Director Agreement.  On May 31, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $10,618 ($0.51/share) at the most recent trading price per share of the Company’s stock.  On August 31, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $11,451 ($0.55/share) based upon the most recent trading price per share of the Company’s stock. On November 30, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $6,246 ($0.30/share) based upon the most recent trading price per share of the Company’s stock. Effective August 14, 2015, the Company entered into an employment agreement and the Company issued 355,060 shares of Common Stock to John Choo, our President with fair value of $164,393 ($0.46/share) based upon the most recent trading price per share of the Company’s stock (See Note 4).

On March 23, 2015 we entered into a consulting agreement with Smallcapvoice.com to provide public and investor relations services for a period of 30 days starting on March 31, 2015. The Company paid $25,000 in cash plus issued 25,000 shares with a fair value of $12,500 ($0.50/share) based on the most recent closing price per share of our common stock traded on the OTCQB.  For the three months ended March 31, 2015, the Company recorded $25,000 paid in cash and 25,000 shares of common stock as a prepaid expense. As of June 30, 2015 the services have been completed and the Company expensed the prepaid expense.

On April 15, 2015, we entered into a Director Agreement with John Zimmerman. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company. The Company shall award to the Director 166,560 shares of common stock pursuant to the Company's 2015 Stock Incentive over a two year period as directed in the Director Agreement. On July 15, 2015, the Company issued 20,820 shares, of common stock with a fair value of $9,369 ($0.45/share) based upon the most recent trading price per share of the Company's stock.  On October 16, 2015, the Company issued 20,820 shares, of common stock with a fair value of $9,992 ($0.48/share) based upon the recent trading price per share of the Company's stock

In May 2015, the Company issued 106,500 shares of Common Stock to various employees and consultants with a fair value of $54,315 ($0.51/share) based upon the most recent trading price per share of the Company’s stock.

In May 2015, the Company issued 50,000 shares of Common Stock to Chad Sykes, our CEO with a fair value air  of $25,500 ($0.51/share) at the most recent trading price per share of the Company’s stock (See Note 4).

On August 31, 2015, the Company issued 12,000 shares of Common Stock for consulting expense with a fair value  $6,600 ($0.55/share) based upon the most recent trading price per share of the Company’s stock.

In November 17, 2015 the Company issued 125,000 shares of Common stock to the Company's legal counsel as part of legal fees with a fair value of $56,250 ($0.45/share) based upon the most recent trading price per share of the Company’s stock.

On December 1, 2015, the Company issued 7,063 shares of Common Stock for consulting expense with a fair value of $3,178 ($0.45/share) based upon the most recent trading price per share of the Company’s stock.

On December 7, 2015, the Company issued 125,000 shares of Common Stock to FMW Media Works, Inc. in order to provide investor and public relations services. The Company recorded a fair value of $47,500 ($0.38/share) based upon the most recent trading price per share of the Company’s stock.

During the year ended December 31, 2015, the Company issued a total of 836,000 shares of common stock at $0.50 per share for cash totaling $418,000.

NOTE 9 - SUBSEQUENT EVENTS

On January 17, 2016, the Company issued 20,820 shares of Common Stock related to a Director Agreement with John Zimmerman, of common stock with a fair value of $9,369 ($0.45/share) based upon the most recent trading price per share of the Company’s stock.

On January 19, 2016, we issued 300,000 shares of Common Stock to Kodiak Capital Group, LLC as a commitment fee for a Two Million Dollar Equity Financing Agreement. The Company a fair value of $120,000 ($0.40/share) based upon the most recent trading price per share of the Company’s stock. The Company is subject to a Registration Rights Agreement which requires the Company to file a S1 Registration Statement with the SEC by March 31, 2016 and must receive a notice of effectiveness from the SEC prior to executing a Put Notice. The Purchase Price of the security is based on 80% of the Market Price based on the Put Date. Market price is calculated on the lowest daily volume weight average price for any trading day during the valuation period, which is the five days from the Put Notice to the Put Date.

On January 22, 2016, we issued 125,000 shares of Common Stock to Emerging Growth, LLC, to provide investor and public relations services. The Company recorded a fair value of $43,750 ($0.35/share) based upon the most recent trading price per share of the Company’s stock.

On February 29, 2016, we issued 41,640 shares of Common Stock related to a Director Agreement with John Choo and William Jamieson. The Company recorded fair value of $14,574 ($0.35/share) based upon the most recent trading price per share of the Company’s stock.

On March 14, 2016, we issued 11,330 shares to a consultant for services rendered, of common stock with a fair value of $4,986 ($0.44/share) based upon the most recent trading price per share of the Company’s stock.

On March 22, 2016 the Company entered into a securities purchase agreement with Firstfire Global Opportunities Fund, LLC, and Rockwell Capital Partners Inc, relating to the issuance and sale of notes of $272,500 in aggregate principal amount including $250,000 actual payment of purchase price plus a 9% original issue discount, and an aggregate total of 50,000 shares of common stock valued at $23,500 ($0.47/share). The notes carry an interest on the unpaid principal amount at the rate of 3% per annum. Any Principal Amount or Interest which is not paid when due shall bear interest at the rate of 15% per annum from the due date until the same is paid. The notes mature on September 22, 2016 and may be prepaid in whole or in part except otherwise explicitly set forth in the Note. If the Company exercises its right to prepay or repay the Note, the Company shall make payment to the note holders of an amount in cash equal to the sum of 125% multiplied by the Principal Amount plus accrued and unpaid interest on the Principal Amount to the Optional Prepayment Date plus Default Interest, if any. the notes convert into shares of Common Stock at a price equal to $0.30; provided, however that from and after the occurrence of any Event of Default hereunder, the Conversion Price shall be the lower of: (i) the Fixed Conversion Price or (ii) 45% multiplied by the lowest sales price of the Common Stock in a public market during the ten (10) consecutive Trading Day period immediately preceding the Trading Day that the Company receives a Notice of Conversion (as defined in the Note).

On March 23, 2016 the Company issued 100,000 shares of common stock to one U.S. accredited investor at $0.50 per share for cash totaling $50,000.

On March 31, 2016, we issued 5,000 shares to a consultant for services rendered, of common stock with a fair value of $2,050 ($0.41/share) based upon the most recent trading price per share of the Company’s stock.

On April 14, 2016, we issued 100,000 shares of Common Stock related to an Executive Employment Agreement with John Zimmerman. The Company recorded fair value of $66,000 ($0.66/share) based upon the most recent trading price per share of the Company’s stock.

PROSPECTUS – SUBJECT TO COMPLETION DATED  May  11 , 2016
Indoor Harvest, Corp.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Dealer Prospectus Delivery Obligation

Until _____________________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is: _____ __, 2016

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The TBCA contains specific provisions for indemnification of officers and directors. In 1989, the Texas Legislature amended the TBCA to expand the scope of this indemnification and to provide for assistance by a corporation with respect to litigation costs incurred by its officers or directors in certain circumstances.

I. Standards for Indemnification

Article 2.02-1 of the TBCA identifies circumstances by which indemnification must be made, may be made, and may not be made, and defines different standards for indemnification depending on the director's conduct.

A. Mandatory indemnification

A defendant-director is entitled to indemnification as a matter of right if he was "wholly successful, on the merits or otherwise, in the defense of the proceeding." TBCA art. 2.02-1 H. A director who successfully defends against the suit wholly on a procedural or other nonsubstantive ground is nevertheless entitled to mandatory indemnification. If the director who prevails in the litigation is later forced to file suit against the corporation in order to recover his indemnification, the expenses of that suit are also recoverable under the statute. TBCA art. 2.02-11.

B. Discretionary indemnification

In cases where a director is found liable to a third person, but has not received a personal benefit, or the director settles a lawsuit brought by or on behalf of the corporation, indemnification by the corporation is discretionary. TBCA art. 2.02-IB. The corporation may not exercise its discretion to indemnify the director in these circumstances, however, unless the director (i) conducted himself in good faith; (ii) reasonably believed that his conduct was in the corporation's best interests or, in cases where the questioned actions were not committed by the director in his official capacity, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Id.

The determination of whether discretionary indemnification of the director is even permitted must be made either: (i) by a majority vote of a quorum of disinterested directors (i.e., directors who are not named in the lawsuit at the time the vote is taken); (ii) if such a quorum is unavailable, by a majority vote of a committee of two or more disinterested directors selected by a vote of all directors; (iii) by special legal counsel selected either by a vote of a quorum of disinterested directors, the committee established in the manner described above, or, if neither of those options is available, by vote of all directors; or (iv) by vote of the shareholders, excluding shares held by directors named as defendants in the proceeding. art. 2.02-1F.

Once it is determined that indemnification is permitted, the corporation's discretionary decision to actually authorize the indemnification, and its determination as to the "reasonableness" of the expenses for which indemnification is sought, must be made in the same manner, unless the determination that indemnification is permissible was made by special legal counsel, in which event the authorization decision must be made in the manner specified for selection of the special legal counsel. art. 2.02-IF(3), 2.02-1G. By a 1985 statutory clarification of section G, a mandatory indemnification agreement in the articles of incorporation, bylaws, a resolution of shareholders or directors or an agreement that makes the permissive indemnification provision in section B mandatory is enforceable even though it was not adopted in the manner described above, and it may not be avoided by the corporation failing to authorize the indemnification under article 2.02-1G. The issue of whether a director is eligible for indemnification is not foreclosed by the defendant's settlement of the case or even a judgment entered against him, because a director may be deemed to have been found liable for a claim only if he shall have been so adjudged in a court of competent jurisdiction after exhaustion of all appeals. art. 2.02-1D.

In many cases, a director may seek to avoid liability to a third person through a contractual release or indemnity by such third person. In effect, such a provision would prevent the need for any corporate indemnification of the director with respect to such matter and thus any related interpretation under article 2.02-1 of the TBCA. It is important to note, however, that the Supreme Court of Texas recently held that a person seeking indemnity from a third person as a result of the consequences of such person's own negligence must express such intent in a conspicuous manner within the four comers of a written contract. Dresser Indus., Inc. v. Page Petroleum, Inc., 853 S.W.2d 505, 508 (Tex. 1993). Accordingly, directors should take great care to ensure that any contractual release or indemnity by a third person satisfies such requirements.

C. Prohibited Indemnification

Article 2.2-1C prohibits indemnification when the director "is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity" and when the director "is found liable to the corporation." However, that provision is modified by article 2.02-1E, which allows corporations to indemnify directors even if they are found liable to the corporation or are found to have improperly received a personal benefit, but the indemnification is limited to "reasonable expenses actually incurred by the director in connection with the proceeding." No indemnification is available if the director is found liable for "willful or intentional misconduct in the performance of his duty to the corporation." Id.

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Texas law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$201
Legal Fees and Expenses*	$25,000
Accounting Fees and Expenses*	$5,000
Miscellaneous	$-
Total*	$30,201
____________
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

There were no issuances of common stock for the year ended December 31, 2011.

In March of 2012, the Company issued 2,153,600 shares of common stock to Chad Sykes in exchange for equipment and valued the share issuance at $0.01 per share. This transaction was valued based upon the cost of the equipment acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

In March of 2012, the Company issued 2,470,400 shares of common stock to Chad Sykes to liquidate a liability for prior advances and valued the share issuance at $0.01 per share. This transaction was valued based upon the cost of the supplies and services acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

During the year ended December 31, 2013, the Company issued a total of 1,551,173 shares for cash at prices ranging from $0.15 per share to $0.25 per share for cash totaling $237,038.

In July of 2013, the Company entered into a website development costs for a total cost of $2,500 and common stock valued at $20,000 based on the Company's recent private placements which totaled 80,000 shares.  The agreement shall remain in effect until all obligations have been properly completed the construction of a web site that shall conform to the specifications provided by the Company.

In December of 2013, the Company entered into four advisory agreements where the advisors agrees to act as mentors or advisors to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions.  During the year ended December 31, 2013, the Company issued 250,208 common shares in connection with these agreements and value the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share. .

In January of 2014, the Company entered into an advisory agreement where the advisor agreed to act as a mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions. The Company issued 65,552 common shares in connection with this agreement with a valuation of $16,388 ($0.25/share). All shares to be issued per this agreement have been issued.

In January of 2014, the Company issued 207,455 shares of Common stock to the Company's legal counsel as part of legal fees with a valuation of $51,864 ($0.25/share).
During the year ended December 31, 2014, the company issued a total of 2,474,000 shares of common stock ($0.25-0.50/share) for cash totaling $864,750 and a subscription receivable of $10,000.
In January of 2015, the Company issued 144,000 shares of common stock to the Company's legal counsel as part of legal fees with a valuation of $72,000 ($0.50/share) at the most recent price per share for cash sales of the Company's stock.
On March 1, 2015, we entered into a Director Agreement with William Jamieson. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company. The Company shall award to the Director 166,560 shares of common stock pursuant to the Company's 2015 Stock Incentive over a two year period as directed in the Director Agreement.  On May 31, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $10,618 ($0.51/share) based upon the most recent trading price per share of the Company’s stock.  On August 31, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $11,451 ($0.55/share) based upon the most recent trading price per share of the Company’s stock.  On November 30, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $6,246 ($0.30/share) based upon the most recent trading price per share of the Company’s common stock.
On March 13, 2015, we entered into a Director Agreement with John Choo. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company. The Company shall award to the Director 166,560 shares of common stock pursuant to the Company's 2015 Stock Incentive over a two year period as directed in the Director Agreement.  On May 31, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $10,618 ($0.51/share) at the most recent trading price per share of the Company’s stock.  On August 31, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $11,451 ($0.55/share) based upon the most recent trading price per share of the Company’s stock. On November 30, 2015, the Company issued a total 20,820 shares of common stock with a fair value of $6,246 ($0.30/share) based upon the most recent trading price per share of the Company’s stock. Effective August 14, 2015, the Company entered into an employment agreement and the Company issued 355,060 shares of Common Stock to John Choo, our President with fair value of $164,393 ($0.46/share) based upon the most recent trading price per share of the Company’s stock.
On March 23, 2015 we entered into a consulting agreement with Smallcapvoice.com to provide public and investor relations services for a period of 30 days starting on March 31, 2015. The Company paid $25,000 in cash plus issued 25,000 shares with a fair value of $12,500 ($0.50/share) based on the most recent closing price per share of our common stock traded on the OTCQB.  For the three months ended March 31, 2015, the Company recorded $25,000 paid in cash and 25,000 shares of common stock as a prepaid expense. As of June 30, 2015 the services have been completed and the Company expensed the prepaid expense.
On April 15, 2015, we entered into a Director Agreement with John Zimmerman. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company. The Company shall award to the Director 166,560 shares of common stock pursuant to the Company's 2015 Stock Incentive over a two year period as directed in the Director Agreement. On July 15, 2015, the Company issued 20,820 shares, of common stock with a fair value of $9,369 ($0.45/share) based upon the most recent trading price per share of the Company's stock.  On October 16, 2015, the Company issued 20,820 shares, of common stock with a fair value of $9,992 ($0.48/share) based upon the recent trading price per share of the Company's stock
In May 2015, the Company issued 106,500 shares of Common Stock to various employees and consultants with a fair value of $54,315 ($0.51/share) based upon the most recent trading price per share of the Company’s stock.

In May 2015, the Company issued 50,000 shares of Common Stock to Chad Sykes, our CEO with a fair value air  of $25,500 ($0.51/share) at the most recent trading price per share of the Company’s stock.
On August 31, 2015, the Company issued 12,000 shares of Common Stock for consulting expense with a fair value  $6,600 ($0.55/share) based upon the most recent trading price per share of the Company’s stock.
In November 17, 2015 the Company issued 125,000 shares of Common stock to the Company's legal counsel as part of legal fees with a fair value of $56,250 ($0.45/share) based upon the most recent trading price per share of the Company’s stock.
On December 1, 2015, the Company issued 7,063 shares of Common Stock for consulting expense with a fair value of $3,178 ($0.45/share) based upon the most recent trading price per share of the Company’s stock.
On December 7, 2015, the Company issued 125,000 shares of Common Stock to FMW Media Works, Inc. in order to provide investor and public relations services. The Company recorded a fair value of $47,500 ($0.38/share) based upon the most recent trading price per share of the Company’s stock.
During the year ended December 31, 2015, the Company issued a total of 836,000 shares of common stock at $0.50 per share for cash totaling $418,000.
On January 17, 2016, the Company issued 20,820 shares of Common Stock related to a Director Agreement with John Zimmerman, of common stock with a fair value of $9,369 ($0.45/share) based upon the most recent trading price per share of the Company’s stock.

On January 19, 2016, we issued 300,000 shares of Common Stock to Kodiak Capital Group, LLC as a commitment fee for a Two Million Dollar Equity Financing Agreement. The Company a fair value of $120,000 ($0.40/share) based upon the most recent trading price per share of the Company’s stock. The Company is subject to a Registration Rights Agreement which requires the Company to file a S1 Registration Statement with the SEC by March 31, 2016 and must receive a notice of effectiveness from the SEC prior to executing a Put Notice. The Purchase Price of the security is based on 80% of the Market Price based on the Put Date. Market price is calculated on the lowest daily volume weight average price for any trading day during the valuation period, which is the five days from the Put Notice to the Put Date.

On January 22, 2016, we issued 125,000 shares of Common Stock to Emerging Growth, LLC, to provide investor and public relations services. The Company recorded a fair value of $43,750 ($0.35/share) based upon the most recent trading price per share of the Company’s stock.

On February 29, 2016, we issued 41,640 shares of Common Stock related to a Director Agreement with John Choo and William Jamieson. The Company recorded fair value of $14,574 ($0.35/share) based upon the most recent trading price per share of the Company’s stock.

On March 14, 2016, we issued 11,330 shares to a consultant for services rendered, of common stock with a fair value of $4,986 ($0.44/share) based upon the most recent trading price per share of the Company’s stock.

On March 22, 2016 the Company entered into a securities purchase agreement with Firstfire Global Opportunities Fund, LLC, and Rockwell Capital Partners Inc, relating to the issuance and sale of notes of $272,500 in aggregate principal amount including $250,000 actual payment of purchase price plus a 9% original issue discount, and an aggregate total of 50,000 shares of common stock valued at $23,500 ($0.47/share). The notes carry an interest on the unpaid principal amount at the rate of 3% per annum. Any Principal Amount or Interest which is not paid when due shall bear interest at the rate of 15% per annum from the due date until the same is paid. The notes mature on September 22, 2016 and may be prepaid in whole or in part except otherwise explicitly set forth in the Note. If the Company exercises its right to prepay or repay the Note, the Company shall make payment to the note holders of an amount in cash equal to the sum of 125% multiplied by the Principal Amount plus accrued and unpaid interest on the Principal Amount to the Optional Prepayment Date plus Default Interest, if any. the notes convert into shares of Common Stock at a price equal to $0.30; provided, however that from and after the occurrence of any Event of Default hereunder, the Conversion Price shall be the lower of: (i) the Fixed Conversion Price or (ii) 45% multiplied by the lowest sales price of the Common Stock in a public market during the ten (10) consecutive Trading Day period immediately preceding the Trading Day that the Company receives a Notice of Conversion (as defined in the Note).

On March 23, 2016 the Company issued 100,000 shares of common stock to one U.S. accredited investor at $0.50 per share for cash totaling $50,000.

On March 31, 2016, we issued 5,000 shares to a consultant for services rendered, of common stock with a fair value of $2,050 ($0.41/share) based upon the most recent trading price per share of the Company’s stock.

On April 14, 2016, we issued 100,000 shares of Common Stock related to an Executive Employment Agreement with John Zimmerman. The Company recorded fair value of $66,000 ($0.66/share) based upon the most recent trading price per share of the Company’s stock.

On April 18, 2016, we issued 20,820 shares of Common Stock related to a Director Agreement with John Zimmerman. The Company recorded fair value of $14,782 ($0.71/share) based upon the most recent trading price per share of the Company’s stock.

On May 9, 2016, we issued 83,200 shares of Common Stock to William Jamieson in connection with his resignation as a director. The Company recorded fair value of $54,080 ($0.65/share) based upon the most recent trading price per share of the Company’s stock.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents. We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

• None of these issuances involved underwriters, underwriting discounts or commissions.
• Restrictive legends were and will be placed on all certificates issued as described above.
• The distribution did not involve general solicitation or advertising.
• The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

• None of these issuances involved underwriters, underwriting discounts or commissions;
• We placed Regulation S required restrictive legends on all certificates issued;
• No offers or sales of stock under the Regulation S offering were made to persons in the United States;
• No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

• Access to all our books and records.
• Access to documents relating to our operations
• The opportunity to obtain any additional information, including information relating to all of our agreements with third parties which were only oral and not written,  to the extent we possessed such information, and including all information necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation – Indoor Harvest, Corp.

2	Bylaws - Indoor Harvest, Corp.

Item 4

1	Form of common stock Certificate of Indoor Harvest, Corp. (1)

2	Indoor Harvest 2015 Stock Award Plan (2)

Item 5

1	Legal Opinion of Williams Securities Law Firm, P.A. (11)

Item  10

1	Employment Agreement – Sykes (1)
2	MIT CityFarm Agreement (1)
3	Advisor Agreement- Williams (1)
4	Advisor Agreement- Loessl (1)
5	Advisor Agreement- Bosckor (1)
6	Advisor Agreement- Falther (1)
7	Advisor Agreement- Serodio (1)
8	Property Lease (1)
9	Amendment to Executive Employment Agreement (1)
10	Curran & Connors Agreement (1)
11	Jamieson Director Agreement (3)
12	Choo Director Agreement (4)
13	Zimmerman Director Agreement (5)
14	Choo Employment Agreement (6)
15	CLARA Agreement (7)
16	IGES Agreement (8)
17	Rockwell Securities Purchase Agreement dated March 22, 2016 (9)
18	Rockwell Form of Senior Convertible Promissory Note (9)
19	FirstFire Securities Purchase Agreement dated March 22, 2016 (9)
20	FirstFire Form of Senior Convertible Promissory Note (9)
21	Zimmerman Employment Agreement (10)
22	Hardej Director Agreement *
23	Equity purchase agreement between Indoor Harvest Corp. and Kodiak Capital Group, LLC. *

Item 23

1	Consent of Thayer & Oneal *

2	Consent of Williams Securities Law Firm, P.A. (included in Exhibit 5.1) (11)

(1)	Incorporated by reference to same exhibit numbers in Registrant’s Registration Statement on Form S-1 filed on March 5, 2014, as amended
(2)	Incorporated by reference to Ex. 4.3 in Registrant’s Registration Statement on Form S-8 filed on January 21, 2015, as amended
(3)	Incorporated by reference to exhibit 10.1 in Registrant’s Form 8-K filed on March 2, 2015
(4)	Incorporated by reference to exhibit 10.1 in Registrant’s Form 8-K filed on March 13, 2015
(5)	Incorporated by reference to exhibit 10.1 in Registrant’s Form 8-K filed on April 15, 2015
(6)	Incorporated by reference to exhibit 10.1 in Registrant’s Form 8-K filed on August 14, 2015
(7)	Incorporated by reference to exhibit 10.1 in Registrant’s Form 8-K filed on December 2, 2015
(8)	Incorporated by reference to exhibit 10.2 in Registrant’s Form 8-K filed on February 1, 2016
(9)	Incorporated by reference to exhibits 10.1 – 10.4 in Registrant’s Form 8-K filed on March 24, 2016
(10)	Incorporated by reference to exhibit 10.1 in Registrant’s Form 8-K filed on April 11, 2016
(11)	Incorporated by reference to same exhibit numbers in Registrant’s Registration Statement on Form S-1 filed on April 15, 2016
*	Incorporated by reference to same exhibit numbers in Registrant’s Registration Statement on Form S-1 filed on May 9, 2016

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.
____________
(*) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(i)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Houston TX.

Indoor Harvest, Corp., a Texas corporation

Title	Name	Date	Signature

CEO	Chad Sykes	May 11 , 2016	/s/ Chad Sykes

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Chad Sykes	Principal Executive Officer, Principal Accounting Officer and
Chad Sykes	Principal Financial Officer and Director	May 11 , 2016

/s/ John Choo
John Choo	President, Director	May 11 , 2016

/s/ John Zimmerman
John Zimmerman	Director, Vice President	May 11 , 2016

/s/ Pawel Hardej
Pawel Hardej	Director	May 11 , 2016